    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 1999.


                                                      REGISTRATION NO. 333-82759
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                               ASHFORD.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                             ----------------------

              DELAWARE                                5944                               76-0565398
  (State or Other Jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   Incorporation or Organization)         Classification Code Number)              Identification Number)


                        3800 BUFFALO SPEEDWAY, SUITE 400


                              HOUSTON, TEXAS 77098

                                 (713) 369-1300
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ----------------------

                              KENNETH E. KURTZMAN

                        3800 BUFFALO SPEEDWAY, SUITE 400


                              HOUSTON, TEXAS 77098

                                 (713) 369-1300
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ----------------------

                                   Copies to:

                    BRIAN K. BEARD                                         ROBERT F. GRAY, JR.
                   ANTHONY M. ALLEN                                         MICHAEL D. HANSEN
               GUNDERSON DETTMER STOUGH                                FULBRIGHT & JAWORSKI L.L.P.
         VILLENEUVE FRANKLIN & HACHIGIAN, LLP                       1301 MCKINNEY STREET, SUITE 5100
       8911 CAPITAL OF TEXAS HIGHWAY, SUITE 4240                          HOUSTON, TEXAS 77010
                  AUSTIN, TEXAS 78759                                        (713) 651-5151
                    (512) 342-2300

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.

                             ----------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION. DATED AUGUST 24, 1999.


                                6,250,000 Shares

                               ASHFORD.COM, INC.
                                  Common Stock
                             ----------------------


     This is an initial public offering of shares of common stock of Ashford.com, Inc. All of the 6,250,000 shares of common stock are being sold by Ashford.com.



     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $11.00 and $13.00. Ashford.com intends to list the common stock on the Nasdaq National Market under the symbol "ASFD".



     See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the common stock.


                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                                                              Per Share      Total
                                                              ---------   -----------
Initial public offering price...............................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Ashford.com...................   $          $



     In connection with this offering, the underwriters have reserved up to 437,500 shares of common stock being sold by Ashford.com for sale at the initial public offering price to directors, officers, employees and friends of Ashford.com.



     The underwriters may purchase up to an additional 937,500 shares from Ashford.com at the initial public offering price, less the underwriting discount.



     The underwriters expect to deliver the shares against payment in New York,
New York on           1999.


                             ---------------------

GOLDMAN, SACHS & CO.
                       BANCBOSTON ROBERTSON STEPHENS

                                            DEUTSCHE BANC ALEX. BROWN


                                        E*OFFERING


                             ---------------------

                     Prospectus dated               , 1999.

                             DESCRIPTION OF ARTWORK

Photograph of crowded shopping area: "Have you ever thought that there must be a better way to shop for luxury and premium products than running from store to store only to find large crowds, a limited selection and indifferent salespeople?"


Triangle points to Ashford.com logo, text inside of triangle reads "We thought so..."

Photograph of a leather belt beside the text "Ashford.com shoppers will find an extensive selection of luxury and premium products, including new and vintage watches, fine writing instruments, fragrances, sunglasses and other personal accessories. We offer over 8,000 styles of products from over 150 leading brands. Our online store features detailed product information, reviews and over 75,000 product photos. We also provide our customers with personal shopping services such as birthday reminders and wish lists. Our online store is available 24 hours a day, seven days a week. We are committed to excellent customer service that includes on-staff product experts, and free gift wrapping and shipping. All our products are competitively priced. Our combination of selection, convenience, service and value provides customers with a luxury shopping experience-only nicer." Photographs beside text are of a leather purse and a necklace.



Photograph of Ashford.com home page with descriptions. Above photo of homepage there are photographs of a cologne bottle, a ladies watch and a mens' watch.

To the left of the photograph, text "Our home page features holiday offerings, highlights special promotions and introduces new additions to our collection. The home page is updated bi-weekly so there is always something new to see." and "Our Private Reserve enables customers to create their own Ashford.com collection. Customers can save and return to their personal reserve on future visits."

Above the photograph, text "The navigation bar leads you to our various departments--Watches, Vintage Watches, Writing Instruments, Personal Accessories, Fragrances, Sunglasses and Boutiques." and "Search: Each department lets customers browse by brand, activity, price, gender or other features."

To the right of the photograph, text "Exclusives: A bi-weekly collection of special offers at Ashford.com. We feature great finds from across our departments at extraordinary values." and "The A Plus Club: In our preferred customer program, members receive advance notification of special buying opportunities, previews of new items and membership reward updates." and "What's Hot: Our featured fashion editor, Jill Newman, comments on the latest styles, trends and up-and-coming designers for luxury and premium products."

Description of the homepage:
"Ashford.com/watches/vintage watches/writing instruments/personal accessories/fragrances/sunglasses/boutiques" buttons along the top of the page.

Ashford.com logo above the following text: "Welcome to Ashford.com, a unique shopping experience created to bring you the quality, sophistication and selection in fine accessories you desire, as well as the online convenience, service, security and guarantees you deserve. If you are a first-time visitor, we invite you to register your shopping preferences with us. If you are one of our regular customers, what can we do for you today?"

Display of five watches above "The understated style of white metal. Whether sporty or sophisticated, watches featuring white metals not only present an understated elegance, but also reflect the latest in fashion trends. Created from stainless steel, white gold or platinum, these watches offer a subtle beauty that complements everything from diamonds to denim. With a variety of styles, in a range of prices, there has never been a better time to add one of these distinctive timepieces to your collection."


Text "Gift Services: Our customers improve their gift-giving experience with an array of gift services."

TEXT: "PRIVATE RESERVE
Select the items you'd like to think about and place them in your Private Reserve where you can make your final choices before you buy.
Click to learn more."

Text: "GIFT SERVICES When you shop for yourself and others online at Ashford.com we try to make your retail experience as personal and effortless as possible. Our gift services and special conveniences include Private Reminders, Wish Lists and Live Assistance--all features designed to help you shop. We offer Gift Certificates for when you'd like to share the Ashford.com experience. And of course, we offer Complementary Gift Wrapping and Shipping with each purchase.
Click to learn more."

"ANNOUNCEMENTS
Ashford.com adds FENDI boutique  Click to learn more.
Win a free jersey with every Festina purchase Click to learn more. See our new Fall specials Click to learn more."





Photograph of Crescent leather belt
"EXCLUSIVES
BRAND: Crescent Belt
SERIES: Belt
MODEL: AS2 BK
DESCRIPTION: Alligator Belt
PRICE: $ 256.00
(TELL ME MORE)"

PHOTOGRAPH OF CARTIER WATCH
Cartier
MODEL: TF6
PRICE: 3,960.00
(TELL ME MORE)

"PREFERRED CUSTOMERS
(Ashford "A") PLUS
join our Preferred Customer Program"

"STYLE REVIEW
WHAT'S HOT
      BY JILL NEWMAN
JULY 16, 1999
WHAT TO WATCH FOR
So many watches so little time! Looking for the right watch can be overwhelming ...Continue Article"

"REVIEWS
Customer Reviews"

"CUSTOMER REVIEWS: Our customers participate in an open forum, sharing experiences and opinion with each other and with us."



                                   [ART WORK]

                             ----------------------

     ASHFORD(R) and Ashford.com(R) are registered trademarks of Ashford.com. All other brand names or trademarks appearing in this prospectus are the property of the companies that own them. The inclusion of those products in this prospectus is not an endorsement of Ashford.com. These companies are not involved with the offering of our securities.

                               PROSPECTUS SUMMARY


     You should read this summary together with the more detailed information regarding Ashford.com and the financial statements and notes appearing elsewhere in this prospectus. Unless otherwise indicated, this prospectus assumes the automatic conversion of all of our outstanding preferred stock into shares of common stock upon the closing of this offering and all information in this prospectus relating to the number of shares of our common stock, preferred stock, options and warrants is based upon information as of June 30, 1999 and assumes a 4.75 to 1 forward split of our common stock to be effected before the offering. This prospectus also assumes no exercise of the underwriters' over-allotment option.


                               ASHFORD.COM, INC.
                                  OUR BUSINESS


     We are a Web-based retailer focused exclusively on luxury and premium products, including new and vintage premium watches, fine writing instruments, fragrances, sunglasses and other luxury goods. By combining our expertise in luxury products and our commitment to excellent customer service with the benefits of Internet retailing, we are able to deliver a unique shopping experience to consumers. Our initial product focus has been fine watches and we currently carry over 7,000 new and vintage watch SKUs or styles. We have recently expanded into additional product categories and currently offer a total of more than 8,000 styles across all of our product categories. We believe that our current luxury and premium product offerings, as well as other product categories such as leather goods, ties, scarves and jewelry, are well suited for online commerce given brand recognition, generally high average sales prices and relatively low average distribution and shipping costs.


                             OUR MARKET OPPORTUNITY


     We believe that many people find shopping for luxury and premium products to be time-consuming and inconvenient because few traditional store-based retailers are able to combine an extensive selection, convenient shopping hours, broad geographic coverage and knowledgeable staff. Our online store is designed to provide consumers with a convenient and enjoyable shopping experience in a Web-based retail environment. The key components of the Ashford.com experience include:



- EXTENSIVE PRODUCT SELECTION. We offer a variety of luxury and premium products, including what we believe is one of the largest selections of premium watches available on the Internet.



- COMPELLING CONTENT AND DETAILED PRODUCT INFORMATION. Our goal is to help customers make informed purchasing decisions by providing significant content and detailed product information.



- COMPETITIVE PRICES AND COMPELLING VALUE. We believe we offer our customers products at competitive prices and, combined with our high-quality shopping experience, provide compelling value.



- COMMITMENT TO EXCELLENT CUSTOMER SERVICE. Luxury and premium goods consumers expect the highest level of personalized customer service and we aim to exceed our customers' expectations by providing superior customer service, extended warranties, complimentary shipping and gift-wrapping, and a generous return policy.



- PERSONALIZED SHOPPING EXPERIENCE. We provide convenient and useful shopping services, such as an innovative online private reserve that allows customers to choose and compare products side-by-side, gift suggestions and software that allows real-time online customer interaction.

- GEOGRAPHIC COVERAGE. By selling online, we are able to offer an extensive selection of products throughout the U.S. and worldwide where the products might not otherwise be available.

                                  OUR STRATEGY

     Our objective is to be one of the leading online retailers of luxury and premium products. Key elements of our strategy include:


- FOCUS ON THE PREMIUM RETAIL WATCH MARKET. We intend to capitalize on our online market position in watches to become the primary destination for consumers to purchase premium watches.



- EXTEND LEADERSHIP POSITION IN FINE WATCHES TO OTHER LUXURY AND PREMIUM PRODUCT CATEGORIES. We intend to enhance our product offerings by expanding into additional luxury and premium product categories that we believe are well suited for online commerce.



- BUILD ASHFORD.COM EXPERIENCE AND BRAND. We intend to establish a brand identity that will support the creation of an Internet luxury community and provide leading brand owners a powerful new distribution channel consistent with their luxury identities.



- EXPAND RELATIONSHIPS WITH LEADING LUXURY BRANDS. Our intent is to be the Internet retailer of choice for leading luxury and premium brand owners.



- PURSUE WAYS TO INCREASE OUR SALES. We intend to pursue new opportunities to increase our sales by expanding into new product categories, increasing product selection in our existing departments and continuing to take steps to add new customers and to promote repeat purchases.


- EXPAND OUR OPERATIONAL AND SYSTEMS INFRASTRUCTURE. We plan to continue to devote resources to growing our systems and operational infrastructure to handle increased volume, enhance our service offerings and take advantage of the unique characteristics of online luxury goods retailing.

                                  RISK FACTORS


     An investment in our common stock involves a high degree of risk. Since our inception in March 1998, we have incurred significant losses, including a net loss of $3.2 million in the three months ended June 30, 1999, and as of June 30, 1999, we had an accumulated deficit of $4.4 million. We expect our operating losses and negative cash flow to continue for the foreseeable future. Before deciding whether to invest in shares of our common stock, you should carefully consider the risks and uncertainties described in "Risk Factors" beginning on page 7 of this prospectus.


                             CORPORATE INFORMATION


     We were incorporated in Texas in March 1998 under the name NewWatch Company and began conducting business as Ashford.com in May 1999. In July 1999, we changed our name to Ashford.com, Inc. and reincorporated in Delaware. Our corporate offices are located at 3800 Buffalo Speedway, Suite 400, Houston, Texas 77098. The telephone number is (713) 369-1300. Information contained on our Web site does not constitute part of this prospectus.

                                  THE OFFERING


     The following information assumes that the underwriters do not exercise the option granted by us to purchase additional shares in the offering. The number below excludes 11,974,750 shares of common stock reserved for issuance under our stock plans, of which 2,934,809 were subject to outstanding options as of June 30, 1999 with a weighted average exercise price of $0.27 per share and excludes warrants to purchase 28,500 shares of common stock with a weighted average exercise price of $0.43 per share. See "Underwriting", "Management -- Stock Plans" and Notes 5 and 9 of the notes to our financial statements.



Shares offered by Ashford.com.........     6,250,000 shares



Shares to be outstanding after the
offering..............................     36,864,429 shares



Shares owned by affiliates after the
offering..............................     18,942,126 shares


Use of proceeds.......................     For general corporate purposes,
                                           principally working capital and other
                                           operating expenses. See "Use of
                                           Proceeds".

Proposed Nasdaq National Market
symbol................................     "ASFD"

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information is derived from our financial statements included at the back of this prospectus. You should read this summary financial information in conjunction with our financial statements and the related notes. For example, Note 2 of the notes to our financial statements explains the determination of the number of shares and share equivalents used in computing the pro forma per share amounts shown below. You should also read "Use of Proceeds" and "Capitalization".

     This summary financial information reflects the fact that we were incorporated on March 6, 1998, but did not commence operations or activities until April 1998. The pro forma share amounts in the statement of operations data reflect the assumed conversion of outstanding Series A and Series B preferred stock into common stock. The balance sheet data displayed in the "Pro Forma" column reflect the receipt of $16.3 million for the issuance of Series C preferred stock in July 1999.


     The balance sheet data displayed in the "Pro Forma As Adjusted" column reflect the pro forma adjustments discussed in the preceding paragraph and the application of the net proceeds from the sale of 6,250,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, after deducting the underwriting discount and estimated offering expenses.



                                                       PERIOD FROM
                                                        INCEPTION           THREE MONTHS ENDED
                                                     (MARCH 6, 1998)             JUNE 30,
                                                         THROUGH         -------------------------
                                                     MARCH 31, 1999         1998          1999
                                                     ---------------     -----------   -----------
                                                             (IN THOUSANDS, EXCEPT SHARE
                                                                 AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................................      $     5,938       $       296   $     3,623
Gross profit.....................................              828                16           626
Operating expenses:
  Marketing and sales............................            1,013                23         2,401
  General and administrative.....................            1,086                91         1,705
                                                       -----------       -----------   -----------
Loss from operations.............................           (1,271)              (98)       (3,480)
Interest income (expense), net...................                7                --           302
                                                       -----------       -----------   -----------
Net loss.........................................      $    (1,264)      $       (98)  $    (3,178)
                                                       ===========       ===========   ===========
Net loss per share -- basic and diluted..........      $     (0.12)      $     (0.01)  $     (0.27)
                                                       ===========       ===========   ===========
Pro forma net loss per share for the assumed
  conversion of outstanding Series A and Series B
  preferred stock -- basic and diluted...........      $     (0.10)      $     (0.01)  $     (0.12)
                                                       ===========       ===========   ===========
Shares used to compute net loss per share --basic
  and diluted....................................       10,396,596        10,687,500    11,603,571
Shares used to compute pro forma net loss per
  share for the assumed conversion of outstanding
  Series A and Series B preferred stock -- basic
  and diluted....................................       13,263,606        10,687,500    26,995,400



                                                                     JUNE 30, 1999
                                                       ------------------------------------------
                                                                                       PRO FORMA
                                                         ACTUAL        PRO FORMA      AS ADJUSTED
                                                       -----------   --------------   -----------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................    $24,502        $40,826        $109,376
Working capital......................................     29,645         45,949         114,499
Total assets.........................................     32,108         48,432         116,982
Total stockholders' equity...........................     30,313         46,617         115,167

                                  RISK FACTORS


     You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.


                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES FUTURE FORECASTING DIFFICULT. BECAUSE MOST OF OUR EXPENSES ARE FIXED BASED ON PLANNED OPERATING RESULTS, FAILURE TO ACCURATELY FORECAST REVENUE COULD CAUSE NET LOSSES IN A GIVEN QUARTER TO BE GREATER THAN EXPECTED.

     We were incorporated in March 1998. We began selling products on our Web site in April 1998 and the results for the 1999 fiscal year are the same as those for the period from inception, March 6, 1998, through March 31, 1999. Accordingly, we have an extremely limited operating history upon which to base an evaluation of our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. As a result of our limited operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are to a large extent fixed. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive, which is uncertain. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.

WE ANTICIPATE FUTURE LOSSES AND NEGATIVE CASH FLOW, WHICH MAY LIMIT OR DELAY OUR ABILITY TO BECOME PROFITABLE.


     Since our formation and through June 30, 1999, we have expended approximately $4.3 million on our technology, Web site development, advertising, hiring of personnel and startup costs. As a result, we have incurred losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs and expenses related to:


- brand development, marketing and other promotional activities;

- the expansion of our fulfillment operations, which includes supply procurement, warehousing, order receipt, packaging and shipment;

- the addition of customer service personnel;

- the continued development of our Web site, the systems and staff that process customer orders and payments, and our computer network;

- the expansion of our product offerings and Web site content; and

- development of relationships with strategic business partners.

     As of June 30, 1999, we had an accumulated deficit of $4.4 million. We incurred net losses of $1.3 million for the fiscal year ended March 31, 1999 and $3.2 million for the quarter ended June 30, 1999.

     Our ability to become profitable depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

OUR OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.


     Our quarterly operating results have fluctuated in the past and we expect both our quarterly and annual operating results to fluctuate significantly in the future. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. In some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may decline significantly. The following are material factors that may harm our business or cause our operating results to fluctuate:


- our inability to obtain new customers at reasonable cost, retain existing customers or encourage repeat purchases;


- seasonality;


- our inability to manage inventory levels or control inventory theft;

- our inability to manage our fulfillment operations;

- our inability to adequately maintain, upgrade and develop our Web site, the systems that we use to process customer orders and payments or our computer network;

- the ability of our competitors to offer new or enhanced Web sites, services or products;


- our inability to obtain product lines from our suppliers;



- the availability and pricing of merchandise from vendors; and



- increases in the cost of online or offline advertising.



     A number of factors will cause our gross margins to fluctuate in future periods, including the mix of watches and other products sold by us, inventory management, marketing and supply decisions, inbound and outbound shipping and handling costs, the level of product returns and the level of discount pricing and promotional coupon usage. Any change in one or more of these factors could reduce our gross margins in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations".


WE EXPECT TO EXPERIENCE SEASONAL FLUCTUATIONS IN OUR NET SALES, WHICH WILL CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE AND COULD CAUSE OUR ANNUAL RESULTS TO BE BELOW EXPECTATIONS.

     We expect to experience significant seasonal fluctuations in our net sales that will cause quarterly fluctuations in our operating results. In particular, we realized approximately 40% of our net sales for fiscal year 1999 during the fourth calendar quarter primarily due to gift purchases made during the holiday season and this trend may continue in the future.

     In anticipation of increased sales activity during the fourth calendar quarter, we expect to hire a significant number of temporary employees to bolster our permanent staff and significantly increase our inventory levels. For this reason, if our net sales are below seasonal expectations during this quarter, our annual operating results could be below the expectations of securities analysts and investors.

     Due to our limited operating history, it is difficult to predict the seasonal pattern of our sales and the impact of seasonality on our business and financial results. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and warehousing and order shipment activities and may cause a shortfall in net sales as compared to expenses in a given period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


IF WE ARE UNABLE TO PURCHASE OR CONTINUE TO PURCHASE CERTAIN PRODUCT LINES DIRECTLY FROM THE BRAND OWNERS, OUR NET SALES COULD DECREASE.



     We currently purchase watches directly from the brand owner on approximately 55 of the 70 watch brands that we sell and 9 of the 12 writing instrument brands that we sell. Watches purchased directly from brand owners accounted for approximately 70% of all watches that we sold through June 30, 1999. In particular, 16% of all watches sold were purchased from Seiko and 10% were purchased from Citizen. We are negotiating with some of the remaining brand owners to purchase those brands directly, in watches and other product categories. We believe that purchasing directly from the brand owners will provide us with a more predictable supply of products, as well as a lower cost of goods. As a result, we believe that part of our success is contingent on attaining or maintaining our ability to buy directly from the brand owners. If we lose our ability to buy directly from the brand owners, our net sales or margins may decrease.



OUR ABILITY TO MEET CONSUMER DEMAND IS IN PART DEPENDENT UPON THE AVAILABILITY OF PRODUCTS PURCHASED INDIRECTLY FROM SOURCES OTHER THAN THE BRAND OWNERS. IF WE ARE UNABLE TO OBTAIN POPULAR PRODUCTS THROUGH INDIRECT SOURCES, OUR NET SALES WILL DECLINE.



     We purchase brands indirectly from distributors and other third parties that we do not purchase directly from the brand owners. Currently, we purchase indirectly approximately 15 of the 70 watch brands that we sell, 3 of the 12 writing instrument brands that we sell and all of the fragrances and sunglasses that we sell. Although no indirect source accounted for more than 3% of all watches that we sold through June 30, 1999, watches purchased indirectly from wholesalers, distributors and retailers accounted for approximately 30% of all watches that we sold. The availability of products purchased indirectly depends on many factors, including consumer demand, manufacturer production and fashion trends. Since there are no guarantees that we will be able to obtain a sufficient supply of products indirectly from third-party distributors and other suppliers, customer demand may, at times, exceed our supply of those products. If this occurs we could lose customers and our net sales would decline. In addition, the luxury goods brand owners could establish procedures to limit or control our ability to purchase products indirectly. This could impact our ability to obtain sufficient quantities of popular luxury goods, such as watches, and cause customer dissatisfaction.



IF WE ARE UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF POPULAR LUXURY AND PREMIUM PRODUCTS, OUR NET SALES COULD DECREASE.



     If we are not able to offer our customers a sufficient supply and selection of products in a timely manner, we could lose customers and our net sales could be below expectations. Our success depends on our ability to purchase products in sufficient quantities at competitive prices, particularly for the holiday shopping season. As is common in the industry, we generally do not have long-term or exclusive arrangements with brand owners, distributors or brokers that guarantee the availability of products for resale.



     In the luxury goods market, a product or fashion style periodically becomes intensely popular. From time to time, we may have trouble obtaining sufficient product allocations of particularly popular brands. In addition, we believe that some of our suppliers may establish their own online retailing efforts, which may impact our ability to get sufficient product allocations from suppliers. In several cases, the brands that we wish to carry have delayed establishing a relationship with us until they have their own Web site up and running. In other cases, the brand owners distribute only a small amount of product and rely partially on the scarcity of that product to provide a merchandising mystique. It is unlikely that we will obtain product for our Web site from brands who follow the scarcity mystique, and there is no assurance that we will actually obtain relationships within all sectors that we have planned to offer. Therefore, we do not have a predictable or guaranteed supply of products.



BECAUSE WE CARRY ALMOST ALL OF THE PRODUCTS WE SELL IN INVENTORY, IF WE ARE UNABLE TO ACCURATELY PREDICT AND PLAN FOR CHANGES IN CONSUMER DEMAND OUR NET SALES AND GROSS MARGINS MAY DECREASE.



     We carry inventory on approximately 75% of the products we sell. At June 30, 1999, we held approximately $6.2 million of products in inventory and we expect this number will increase in the future in order to support possible higher sales levels. As a result, the rapidly changing trends in consumer tastes in the market for luxury and premium products subject us to significant inventory risks. It is critical to our success that we accurately predict these trends and do not overstock unpopular products. The demand for specific products can change between the time the products are ordered and the date of receipt. We are particularly exposed to this risk because we derive a majority of our net sales in the fourth calendar quarter of each year. Our failure to sufficiently stock popular products in advance of the fourth calendar quarter would harm our operating results for the entire fiscal year. In the event that one or more products do not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, which could reduce our net sales and gross margins. This risk may be greatest in the first calendar quarter of each year, after we have significantly increased inventory levels for the holiday season. We believe that this risk will increase as we begin to offer additional luxury items due to our lack of experience in purchasing these items. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any increase would subject us to additional inventory risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business".



IF WE EXPERIENCE SIGNIFICANT INVENTORY THEFT, OUR GROSS PROFIT MARGIN WOULD DECREASE.



     Although immaterial to date, in the past we have experienced theft of merchandise shipments in route from our facility to our customers. In the future, we expect that we may also experience theft of merchandise while it is being held in our fulfillment facility. We have worked with our shipping carriers and have taken steps aimed at preventing theft. If these steps are inadequate or if security measures fail at our fulfillment facility, we could incur significant inventory theft, which could cause gross profit margins and results of operations to decrease significantly.


SALES OF LUXURY GOODS ARE PARTICULARLY SUSCEPTIBLE TO GENERAL ECONOMIC DOWNTURNS. IF GENERAL ECONOMIC CONDITIONS DETERIORATE, OUR SALES COULD SUFFER.

     Purchases of luxury products are typically discretionary for consumers and may be particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent on a number of factors relating to discretionary consumer spending and affecting disposable consumer income, such as employment, wages and salaries, business conditions, interest rates, exchange rates, availability of credit and taxation. In addition, because the purchase of luxury products is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

TO MANAGE OUR GROWTH AND EXPANSION, WE NEED TO IMPROVE AND IMPLEMENT FINANCIAL AND MANAGERIAL CONTROLS AND IMPROVE OUR REPORTING SYSTEMS AND PROCEDURES. IF WE ARE UNABLE TO DO SO SUCCESSFULLY, WE MAY NOT BE ABLE TO MANAGE GROWTH EFFECTIVELY AND OUR OPERATING RESULTS WOULD BE HARMED.



     Our rapid growth in personnel and operations has placed, and will continue to place, a significant strain on our management, information systems and resources. In order to manage this growth effectively, we need to continue to improve our financial and managerial controls and reporting systems and procedures. Our management team has been assembled recently and has not worked together extensively in the past. There can be no assurance that the management team can work together effectively and can implement our internal growth and acquisition strategies. Any inability of our management to integrate additional companies, customer databases, merchandise lines, categories of merchandise, technology advances, fulfillment systems, and customer service into operations and to eliminate unnecessary duplication may have a materially adverse effect on our business, financial condition and results of operations.


IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR NEW ACCOUNTING AND FINANCIAL REPORTING SYSTEMS, OUR STOCK PRICE COULD DECLINE.

     We anticipate expanding our financial and management information systems to accommodate new data. If we fail to successfully implement and integrate our new financial reporting and management information systems with our existing systems or if we are not able to expand these systems to accommodate our growth, we may not have adequate, accurate or timely financial information. Our failure to have adequate, accurate or timely financial information would hinder our ability to manage our business and operating results. If we grow rapidly, we will face additional challenges in upgrading and maintaining our financial and reporting systems.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.


     We expect competition in the online sale of luxury and premium products to intensify in the future. Increased competition is likely to result in price pressure, reduced gross margins and loss of market share, any of which could seriously harm our net sales and operating results. In addition, the retail watch industry is intensely competitive. We currently or potentially compete with a variety of other companies, including:



- traditional retailers of luxury and premium products;



- brand owners of the products we sell;



- other online retailers of luxury and premium products; and



- catalog retailers.



     Many of our competitors have advantages over us including longer operating histories, greater brand recognition and significantly greater financial, sales and marketing and other resources. In addition, traditional store-based retailers offer customers benefits that are not obtainable over the Internet, such as enabling customers to physically inspect a product before purchase and not incurring costs associated with maintaining a Web site. See "Business -- Competition".


IF WE ARE UNABLE TO BUILD AWARENESS OF THE ASHFORD.COM BRAND, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST COMPETITORS WITH GREATER NAME RECOGNITION AND OUR SALES COULD BE ADVERSELY AFFECTED.

     If we are unable to economically achieve or maintain a leading position in online commerce or to promote and maintain our brand, our business, results of operations and financial condition could suffer. We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our brand will depend largely on our success in increasing our customer base. If the leading brand owners do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive us as offering a desirable way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. Furthermore, in order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, we plan to increase our marketing and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. See "Business -- Business Strategy", "-- Marketing and Promotion" and "-- Competition".



IF WE ENTER NEW BUSINESS CATEGORIES THAT DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD FAIL TO ATTRACT NEW CUSTOMERS.



     If we launch or acquire a new department or product category that is not favorably received by consumers, our brand or reputation could be damaged. This damage could impair our ability to attract new customers, which could cause our net sales to fall below expectations. An expansion of our business to include other luxury goods will require significant additional expenses, and strain our management, financial and operational resources. This type of expansion would also subject us to increased inventory risk. We may choose to expand our operations by developing other new departments or product categories, promoting new or complementary products, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of other new or complementary businesses, products or technologies.



IF OUR STRATEGY TO SELL PRODUCTS OUTSIDE OF THE UNITED STATES IS NOT SUCCESSFUL, OUR INCREASES IN OPERATING EXPENSES MAY NOT BE OFFSET BY INCREASED SALES.



     If we are not able to successfully market, sell and distribute our products in foreign markets or if certain risks and uncertainties of doing business in foreign markets prove insurmountable then these factors could have a material adverse effect on our future global operations, and consequently, on our operating margins. Although we currently may not sell merchandise to customers outside the United States, we intend to do so in the future. We do not currently have any overseas fulfillment or distribution facility or arrangement or any Web site content localized for foreign markets, and we cannot be certain that we will be able to establish a global presence. In addition, there are certain risks inherent in doing business on a global level, including:


- regulatory requirements;

- export restrictions;

- tariffs and other trade barriers;

- difficulties in staffing and managing foreign operations;

- difficulties in protecting intellectual property rights;

- longer payment cycles;

- problems in collecting accounts receivable;

- political instability;

- fluctuations in currency exchange rates; and

- potentially adverse tax consequences.

IF WE DO NOT SUCCESSFULLY EXPAND OUR FULFILLMENT OPERATIONS, OUR NET SALES MAY FALL BELOW EXPECTATIONS.


     We must be able to quickly and efficiently fill customer orders. If we do not successfully expand our fulfillment operations to accommodate increases in demand, particularly during the fourth calendar quarter of each year, we will not be able to increase our net sales in accordance with the expectations of securities analysts and investors. In the retail industry, fourth quarter sales are often as much as 50% of total annual sales. Our success depends on our ability to rapidly expand our fulfillment operations and information systems in order to accommodate increases in customer orders, whether due to seasonal factors or growth of our business. Our planned expansion may cause disruptions in our business. Our current fulfillment operations may not be adequate to accommodate increases in customer demand that may occur during the fourth calendar quarter of 1999.


IF WE EXPERIENCE PROBLEMS WITH OUR THIRD-PARTY SHIPPING SERVICES, WE COULD LOSE CUSTOMERS.


     We rely upon third-party carriers, primarily Federal Express and UPS, for product shipments, including shipments to and from our warehouse. We are therefore subject to the risks, including employee strikes and inclement weather, associated with these carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely manner would damage our reputation and brand.


OUR OPERATING RESULTS DEPEND ON OUR INTERNALLY DEVELOPED WEB SITE, NETWORK INFRASTRUCTURE AND TRANSACTION-PROCESSING SYSTEMS. IF WE DO NOT SUCCESSFULLY EXPAND OUR WEB SITE AND THE SYSTEMS THAT PROCESS CUSTOMER ORDERS, WE COULD LOSE CUSTOMERS AND NET SALES COULD BE REDUCED.

     The satisfactory performance, reliability and availability of our Web site, transaction-processing systems and network infrastructure are critical to our operating results, as well as to our ability to attract and retain customers and maintain adequate customer service levels. Any system interruptions that result in the unavailability of our Web site or reduced performance of the transaction systems would reduce the volume of sales and the attractiveness of our service offerings. This would seriously harm our business, operating results and financial condition. We are currently upgrading our system architecture to accommodate increased traffic and processing needs. We expect this process to be time consuming and expensive and our upgrade may not be successful.


     We use internally developed systems for our Web site and substantially all aspects of transaction processing, including customer profiling and order verifications. We have experienced periodic systems interruptions due to server failure, which we believe will continue to occur from time to time. If the volume of traffic on our Web site or the number of purchases made by customers increases by more than 20 times our current sales levels, we will need to further expand and upgrade our technology, transaction processing systems and network infrastructure. We have experienced and expect to continue to experience temporary capacity constraints due to sharply increased traffic during sales or other promotions, which cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and delays in reporting accurate financial information.


     If we fail to rapidly upgrade our Web site or toll-free call center in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Furthermore, if we fail to rapidly expand the computer systems that we use to process and ship customer orders and process payments, we may not be able to successfully fulfill customer orders. As a result, we could lose customers and our net sales could be reduced. In addition, our failure to rapidly upgrade our Web site or expand these computer systems without system downtime, particularly during the fourth calendar quarter, would further reduce our net sales. We may experience difficulty in improving and maintaining our systems if our employees or contractors that develop or maintain our computer systems become unavailable to us. We have experienced periodic systems interruptions, which we believe will continue to occur, while enhancing and expanding these computer systems.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED PROBLEMS. THE OCCURRENCE OF A NATURAL DISASTER OR OTHER UNEXPECTED PROBLEM COULD DAMAGE OUR REPUTATION AND BRAND AND REDUCE OUR NET SALES.

     The occurrence of a natural disaster or unanticipated problems at our leased or offsite hosting facilities that house substantially all of our computer and communications hardware systems could cause interruptions or delays in our business, destroy data or render us unable to accept and fulfill customer orders. Any of these interruptions or delays at these facilities would reduce our net sales. In addition, our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We have not established specific procedures for handling damage or interruptions caused by these events and our business interruption insurance may not adequately compensate us for losses that may occur. In addition, the failure by the third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could interrupt our service. The occurrence of any or all of these events could damage our reputation and brand and impair our business.

OUR NET SALES COULD DECREASE IF OUR ONLINE SECURITY MEASURES FAIL.

     Our relationships with our customers may be adversely affected if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. If, as a result, we lose many customers, our net sales could decrease. We rely on security and authentication technology that we license from third parties. With this technology, we perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches. We cannot assure that we can prevent all security breaches.

OUR NET SALES AND GROSS MARGINS WOULD DECREASE IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD.


     A failure to adequately control fraudulent credit card transactions would reduce our net sales and our gross margins because we do not carry insurance against this risk. We have developed procedures to help us to detect the fraudulent use of credit card information. Nonetheless, to date, we have realized losses of approximately $36,000 as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.


IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

     If we face material delays in introducing new services, products and enhancements, our customers may forego the use of our services and use those of our competitors. To remain competitive, we must continue to enhance and improve the functionality and features of our online store. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services, or if new industry standards and practices emerge, our existing Web site and proprietary technology and systems may become obsolete. To develop our Web site and technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our technology to meet customer requirements or emerging industry standards.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD IMPAIR OUR BUSINESS.


     Other parties may assert infringement or unfair competition claims against us. We cannot predict whether they will do so, or whether any future assertions or prosecutions will harm our business. If we are forced to defend against any infringement claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. Further, the outcome of a dispute may be that we would need to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all.


IF THE PROTECTION OF OUR TRADEMARKS AND PROPRIETARY RIGHTS IS INADEQUATE, OUR BRAND AND REPUTATION COULD BE IMPAIRED AND WE COULD LOSE CUSTOMERS.

     The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. In April 1999, we filed an application with the United States Patent and Trademark Office for the registered trademarks "ASHFORD" and "Ashford.com" for online retail services. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and services online. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

THE LOSS OF THE SERVICES OF ONE OR MORE OF OUR KEY PERSONNEL, OR OUR FAILURE TO ATTRACT, ASSIMILATE AND RETAIN OTHER HIGHLY QUALIFIED PERSONNEL IN THE FUTURE, COULD DISRUPT OUR OPERATIONS AND RESULT IN LOSS OF NET SALES.


     Our future performance will depend on the continued services of our management and key personnel and the ability to attract additional management and key personnel. The loss of the services of one or more of our key personnel could seriously interrupt our business. We depend on the continued services and performance of our senior management and other key personnel. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. Several of our senior management joined us in the last six months, including our Chief Executive Officer, Chief Financial Officer, Vice President of Marketing, Vice President of Business Development and Vice President of Merchandising. Our future success depends on these officers effectively working together with our original management team. Our relationships with these officers and key employees are at will and none of our officers or key employees is bound by an employment agreement for any specific term. We currently have key person life insurance policies covering Kenneth E. Kurtzman and James H. Whitcomb, Jr. While the proceeds of these policies might assist us in recruiting executive officers, the proceeds would not address the potential disruption to our business of recruiting and integrating new senior management.

WE MAY NOT ACHIEVE EXPECTED BENEFITS OF ANY INVESTMENTS OR ACQUISITIONS THAT WE COMPLETE.


     As we identify appropriate opportunities, we intend to make acquisitions of or investments in complementary companies, products or technologies. We may not correctly identify or realize the anticipated benefits of any acquisition or investment. For example, we may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. Acquisitions may further strain our existing financial and managerial controls and reporting systems and procedures. In addition, key personnel of acquired companies may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees or increase our expenses. Further, any physical expansion in facilities due to an acquisition may result in disruptions that seriously impair our business. We are not experienced in managing facilities or operations in geographically distant areas. Finally, in connection with any future acquisitions, we may incur debt or issue equity securities as part or all of the consideration for the acquired company's assets or capital stock. We may be unable to obtain sufficient additional financing on favorable terms, or at all. Equity issuances could be dilutive to our existing stockholders or us.



CONSUMER DEMAND FOR OUR PRODUCTS AND SERVICES WOULD DECREASE IF THE SOFTWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT.



     Any failure of our material systems, our suppliers' material systems or the Internet to be year 2000 compliant would materially impact our operating expenses and sales. Other consequences would include difficulties in operating our Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business. We are currently assessing the year 2000 readiness of the software, computer technology and other services that we use. At this time, we have not yet developed a contingency plan to address situations that may result if we or our suppliers are unable to achieve year 2000 compliance. The cost of developing and implementing a plan, if necessary, could be material. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services, our net sales and our gross profit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000".


EXECUTIVE OFFICERS, DIRECTORS AND ENTITIES AFFILIATED WITH THEM WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER ASHFORD.COM AFTER THE OFFERING WHICH COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL FAVORED BY OUR OTHER STOCKHOLDERS.


     Executive officers, directors and entities affiliated with them, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders will, in aggregate, beneficially own approximately 51% of our outstanding common stock following the completion of this offering. See "Principal Stockholders".


IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.


     Provisions of our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In particular, our certificate of incorporation provides for a board of directors that is divided into three classes which may issue preferred stock without any stockholder action. Our certificate of incorporation also does not allow stockholders to act by written consent or for cumulative voting in the election of directors. In addition,
Section 203 of the Delaware General

Corporation Law places restrictions on business combinations with interested stockholders. See "Description of Capital Stock".


INVESTORS IN THE OFFERING WILL EXPERIENCE IMMEDIATE DILUTION.


     We expect the initial public offering price to be substantially higher than the book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will:



     - pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and



     - contribute 62% of our capital but will only own 17% of the shares outstanding. See "Dilution".


                         RISKS RELATED TO OUR INDUSTRY

WE DEPEND ON INCREASING USE OF THE INTERNET AND ON THE GROWTH OF ONLINE
COMMERCE.

     Our future revenues substantially depend upon the increased acceptance and use of the Internet and other online services as a medium of commerce. Rapid growth in the use of the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of customers may not adopt, and/or continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products.

     In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally.

     Our business, financial condition and results of operations would be seriously harmed if:

- use of the Internet, the Web and other online services does not continue to increase or increases more slowly than expected;

- the infrastructure for the Internet, the Web and other online services does not effectively support expansion that may occur;

- the Internet, the Web and other online services do not become a viable commercial marketplace; or

- traffic to our Web site decreases or fails to increase as expected or if we spend more than we expect to attract visitors to our Web site.

IF WE ARE UNABLE TO ACQUIRE THE NECESSARY WEB DOMAIN NAMES, OUR BRAND AND REPUTATION COULD BE DAMAGED AND WE COULD LOSE CUSTOMERS.

     We may be unable to acquire or maintain Web domain names relating to our brand in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brand, which could damage our brand and reputation and take customers away from our Web site. We currently hold the "Ashford.com" and "newwatch.com" domain names and may seek to acquire additional domain names. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. The changes in the United States are expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IF GOVERNMENT REGULATION INCREASES.

     The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we currently conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. Laws regulating the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, and taxation apply to the Internet.

     In order to comply with new or existing laws regulating online commerce, we may need to modify the manner in which we do business, which may result in additional expenses. For instance, we may need to spend time and money revising the process by which we fulfill customer orders to ensure that each shipment complies with applicable laws. We may need to hire additional personnel to monitor our compliance with applicable laws. We may also need to modify our software to further protect our customers' personal information.

WE MAY BE SUBJECT TO LIABILITY FOR THE INTERNET CONTENT THAT WE PUBLISH.


     As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. If we face liability, then our reputation and our business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online companies. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we carry general liability insurance, our insurance currently does not cover claims of these types. We cannot be certain that we will be able to obtain insurance to cover the claims on reasonable terms or that it will be adequate to indemnify us for all liability that may be imposed on us. Any imposition of liability that is not covered by our insurance or is in excess of insurance coverage could decrease our gross profit.


OUR NET SALES COULD DECREASE IF WE BECOME SUBJECT TO SALES OR OTHER TAXES.

     If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Texas. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation could subject our shipments in other states to state sales taxes under current or future laws. If we become obligated to collect sales taxes, we will need to update our system that processes customer orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase our operating expenses. In addition, our customers may be discouraged from purchasing products from us because they have to pay sales tax, causing our net sales to decrease. As a result, we may need to lower prices to retain these customers.

                      RISKS RELATED TO SECURITIES MARKETS

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

     We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-related or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We require substantial working capital to fund our business. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations for the foreseeable future. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. After that, we may need to raise additional funds.


NO PUBLIC MARKET FOR OUR COMMON STOCK CURRENTLY EXISTS.


     Prior to this offering, there has been no public market for our common stock. We cannot be certain that an active trading market for our common stock will develop or be sustained following this offering. Further, we cannot be certain that the market price of our common stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation among us and the underwriters based upon several factors and may not be indicative of future market prices for our common stock.

OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL STOCKHOLDERS.

     The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following, some of which are beyond our control:

- actual or anticipated variations in our quarterly operating results;

- announcements of technological innovations or new products or services by us or our competitors;

- changes in financial estimates by securities analysts;

- conditions or trends in the Internet and/or online commerce industries;

- changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

- announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

- additions or departures of key personnel;

- release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

- potential litigation.

     In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

IF OUR STOCK PRICE IS VOLATILE, WE COULD FACE A SECURITIES CLASS ACTION LAWSUIT.

     In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would cause our stock price to fall.


AFTER THE OFFERING, 30,614,429, OR 83%, OF OUR TOTAL OUTSTANDING SHARES WILL BE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.



     After this offering, we will have outstanding 36,864,429 shares of common stock. This includes the 6,250,000 we are selling in this offering, which may be resold in the public market immediately. The remaining 83%, or 30,614,429 shares, of our total outstanding shares will become available for resale in the public market from time to time beginning 180 days after the closing of this offering.


     As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. For a more detailed description, see "Shares Eligible for Future Sale".

                                USE OF PROCEEDS


     The net proceeds to Ashford.com from the sale of the 6,250,000 shares of common stock offered hereby are estimated to be $68,550,000, assuming an initial public offering price of $12.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. The net proceeds of this offering are estimated to be $79,012,500 if the underwriters' over-allotment option is exercised in full.



     The primary purposes of this offering are to increase our working capital, create a public market for the common stock to facilitate our future access to public capital markets, to increase our visibility in the retail marketplace. Our business plan currently provides that we will use over 50% of the net proceeds for increases in marketing expenditures to generate sales, for working capital investments in inventory and other increases in operating expenses relating to personnel and for facilities to accommodate possible future growth of our business. We plan to use a portion of the remaining net proceeds for the acquisition of businesses, products and technologies that are complementary to ours. Pending these uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities.


                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999 on an actual, pro forma, and pro forma as adjusted basis. The "Actual" column reflects our capitalization as of June 30, 1999 on an historical basis, without any adjustments to reflect subsequent events or anticipated events. The "Pro Forma" column reflects our capitalization as of June 30, 1999 with adjustments for the following:


- the filing of our certificate of incorporation to provide for authorized capital stock of 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock, and a 4.75 to 1 forward split of our common stock and preferred stock;



- the issuance of 1,425,679 shares of Series C preferred stock in July 1999; and



- the automatic conversion of all shares of outstanding Series A, Series B and Series C preferred stock into 18,074,429 shares of common stock on a one-to-one basis upon the closing of this offering.



     The "Pro Forma As Adjusted" column reflects our capitalization as of June 30, 1999 with the preceding pro forma adjustments plus the receipt of the estimated net proceeds from our sale of 6,250,000 shares of common stock at an assumed initial public offering price of $12.00 per share.



     None of the columns reflects the 11,974,750 shares of common stock reserved for issuance under our stock plans, of which 2,934,809 shares were subject to outstanding options as of June 30, 1999 or the 28,500 shares of common stock reserved for issuance under outstanding warrants. The table below reflects that we recorded amortization expense related to deferred compensation of $17,500 for the fiscal year ended March 31, 1999 and $591,912 for the quarter ended June 30, 1999.



     The table below should be read in conjunction with our balance sheet as of June 30, 1999 and the related notes, which are included elsewhere in this prospectus. You should review Notes 5 and 9 to the notes to our financial statements for descriptions of our Series A preferred stock, Series B preferred stock and Series C preferred stock.



                                                                        JUNE 30, 1999
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                                                          AS
                                                              ACTUAL     PRO FORMA     ADJUSTED
                                                             ---------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Stockholders' equity:
  Convertible preferred stock, $.001 par value per share,
     19,166,250 shares authorized, 16,648,750 shares issued
     and outstanding actual; no shares authorized, issued
     and outstanding pro forma and as adjusted.............        16          --            --
  Preferred stock, $.001 par value per share, no shares
     authorized, issued or outstanding actual; 10,000,000
     shares authorized, no shares issued and outstanding
     pro forma and as adjusted.............................        --          --            --
  Common stock, $.001 par value per share, 54,150,000
     shares authorized, 12,540,000 shares issued and
     outstanding actual; 100,000,000 shares authorized,
     30,614,429 shares issued and outstanding pro forma;
     100,000,000 shares authorized, 36,864,429 issued and
     outstanding as adjusted...............................        13          31            37
  Additional paid-in capital...............................    51,428      67,730       136,274
  Deferred compensation....................................   (15,922)    (15,922)      (15,922)
  Subscription receivable..................................      (780)       (780)         (780)
  Accumulated deficit......................................    (4,442)     (4,442)       (4,442)
                                                             --------     -------      --------
          Total stockholders' equity.......................    30,313      46,617       115,167
                                                             --------     -------      --------
          Total capitalization.............................  $ 30,313     $46,617      $115,167
                                                             ========     =======      ========

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 1999 was approximately $46.6 million or $1.52 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets at June 30, 1999 increased by the net proceeds of the Series C preferred stock issuance in July 1999, reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the automatic conversion of the Series A, Series B and Series C preferred stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of 6,250,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 1999 would have been approximately $115.2 million or $3.12 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.60 per share to existing stockholders and an immediate dilution of $8.88 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............           $12.00
  Pro forma net tangible book value per share before the
     offering...............................................  $ 1.52
  Increase per share attributable to new investors..........    1.60
                                                              ------
Pro forma net tangible book value per share after the
  offering (as adjusted)....................................             3.12
                                                                       ------
Dilution per share to new investors.........................           $ 8.88
                                                                       ======



     The following table summarizes on an as adjusted basis after giving effect to the offering, as of June 30, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid by investors and the average price per share paid:



                                                                                        AVERAGE
                                     SHARES PURCHASED         TOTAL CONSIDERATION        PRICE
                                  ----------------------    -----------------------       PER
                                    NUMBER       PERCENT       AMOUNT       PERCENT      SHARE
                                    ------       -------       ------       -------     -------
Existing stockholders...........   30,614,429        83%    $ 46,617,000        38%     $ 1.52
New investors...................    6,250,000        17       75,000,000        62       12.00
                                  -----------     -----     ------------     -----
          Totals................   36,864,429     100.0%    $121,617,000     100.0%       3.30
                                  ===========     =====     ============     =====



     The preceding tables exclude 11,974,750 shares of common stock reserved for issuance under our option plans, of which 2,934,809 were subject to outstanding options as of June 30, 1999 with a weighted average exercise price of $0.27 per share and warrants to purchase 28,500 shares of common stock with a weighted average exercise price of $0.43 per share.

                            SELECTED FINANCIAL DATA

    The following selected financial and operating data should be read in conjunction with the financial statements and the notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which are included elsewhere in this prospectus. You should review Note 2 to the notes to our financial statements for an explanation of the determination of the number of shares and share equivalents used in computing the pro forma per share amounts shown below. The pro forma share amounts reflect the assumed conversion of outstanding preferred stock into common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    The selected financial data reflect that prior to March 31, 1998, we had no operations or activities. The statement of operations data shown below for the period from inception, March 6, 1998 through March 31, 1999, and the selected balance sheet data as of March 31, 1999 have been derived from our audited financial statements appearing elsewhere in this prospectus. In the opinion of management, the unaudited statements of operations data shown for the three month periods ended June 30, 1998 and June 30, 1999 and the unaudited balance sheet data as of June 30, 1999 have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the three months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2000. Although we were incorporated in March 1998, we did not commence operations or activities until April 1998. Our general and administrative operating expenses include expenses related to the amortization of deferred compensation, which is $17,500 for the period from inception through March 31, 1999 and $591,912 for the period April 1, 1999 through June 30, 1999.


                                                           PERIOD FROM           THREE MONTHS
                                                            INCEPTION                ENDED
                                                         (MARCH 6, 1998)           JUNE 30,
                                                             THROUGH       -------------------------
                                                         MARCH 31, 1999       1998          1999
                                                         ---------------   -----------   -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                     AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..............................................    $     5,938     $       296   $     3,623
Cost of sales..........................................          5,110             280         2,997
                                                           -----------     -----------   -----------
Gross profit...........................................            828              16           626
Operating expenses:
  Marketing and sales..................................          1,013              23         2,401
  General and administrative...........................          1,086              91         1,705
                                                           -----------     -----------   -----------
         Total operating expenses......................          2,099             114         4,106
                                                           -----------     -----------   -----------
Loss from operations...................................         (1,271)            (98)       (3,480)
Interest income (expense), net.........................              7              --           302
                                                           -----------     -----------   -----------
Net loss...............................................    $    (1,264)    $       (98)  $    (3,178)
                                                           ===========     ===========   ===========
Net loss per share -- basic and diluted................    $     (0.12)    $     (0.01)  $     (0.27)
                                                           ===========     ===========   ===========
Pro forma net loss per share for the assumed conversion
  of outstanding preferred stock -- basic and
  diluted(1)...........................................    $     (0.10)    $     (0.01)  $     (0.12)
                                                           ===========     ===========   ===========
Shares used to compute net loss per share -- basic and
  diluted..............................................     10,396,596      10,687,500    11,603,571
                                                           ===========     ===========   ===========
Shares used to compute pro forma net loss per share for
  the assumed conversion of outstanding Series A and
  Series B preferred stock -- basic and diluted(1).....     13,263,606      10,687,500    26,995,400
                                                           ===========     ===========   ===========


                                                           MARCH 31, 1999       JUNE 30, 1999
                                                           --------------   ----------------------
                                                               ACTUAL       ACTUAL    PRO FORMA(2)
                                                           --------------   ------    ------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................      $  893       $24,502     $40,826
Working capital..........................................       2,556        29,645      45,949
Total assets.............................................       5,108        32,108      48,432
Total stockholders' equity...............................       2,809        30,313      46,617

---------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares and share equivalents used in computing pro forma per share amounts.


(2) Pro forma balance sheet data include the issuance of 1,425,679 shares of Series C preferred stock for $16.3 million in cash in July 1999.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for historical information, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects", "anticipates", "intends", "plans" and similar expressions. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could contribute to these differences include, but are not limited to, the risks discussed in the section titled "Risk Factors".

OVERVIEW


     We were incorporated on March 6, 1998 and commenced operations and began offering products for sale on our Web site in April 1998. Accordingly, the results for the 1999 fiscal year are the same as those for the period from our inception through March 31, 1999. We initially focused exclusively on the sale of new and vintage watches, which accounted for approximately 96% of our net sales for the quarter ended June 30, 1999. Since inception, we have focused on broadening our product offerings, establishing relationships with luxury and premium brand owners, generating sales momentum and expanding our operational and customer service capabilities. We have grown rapidly since launching our site in April 1998. Our net sales totaled $5.9 million for the fiscal year ended March 31, 1999 and $3.6 million for the quarter ended June 30, 1999. Our cost of sales and our operating expenses have increased significantly since inception with cost of sales and total operating expenses in the quarter ended June 30, 1999 of $3.0 million and $4.1 million, respectively. This trend reflects increased product costs associated with net sales growth and additional marketing and sales costs to attract new customers and build brand awareness. In addition, general and administrative expenses increased in connection with building infrastructure and developing our Web site and associated systems to process customer orders and payments and manage our anticipated growth in revenue.



     The market for luxury and premium products is highly seasonal, with a disproportionate amount of net sales occurring during the fourth calendar quarter. Although less significant, seasonal sales periods occur in May and June due to graduation gift giving, Mother's Day and Father's Day. We expect that these trends will continue in future periods. In addition, since a disproportionate amount of our net sales are realized during the fourth calendar quarter, we significantly increase our purchases of inventory during and in advance of that quarter. Accordingly, we expect that our accounts payable will be at their highest levels during the fourth calendar quarter. Our gross margin was 14% for the fiscal year ended March 31, 1999 and 17% for the quarter ended June 30, 1999. Our gross margin will fluctuate in future periods based on factors such as:


- product sales mix;

- the mix of direct and indirect sources of inventory;

- pricing strategy;

- promotional activities;

- inventory management; and

- inbound and outbound shipping costs.

     Since inception, we have significantly increased the depth of our management team in order to implement our growth strategy. Key additions to our senior management team include a Chief Executive Officer, Chief Financial Officer, Vice President of Marketing, Vice President of Business Development and Vice President of Merchandising.

     Since inception, we have incurred significant net losses of $1.3 million for the fiscal year ended March 31, 1999, and $3.2 million for the quarter ended June 30, 1999. We expect our net losses to increase and to generate negative cash flows for the foreseeable future. We expect operating expenses and net losses will continue to rise as we pursue an aggressive marketing and advertising campaign to attract new customers and build our brand identity, develop new strategic partnerships, invest in new operational and customer service infrastructure and recruit additional employees.

     We have a limited operating history upon which to base an evaluation of our business and prospects. You must consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. As a result of our limited operating history, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base projected operating expenses. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are fixed to a large extent. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause our net losses in a given quarter to be greater than expected.


     In connection with this offering of shares of our common stock, options granted have been considered to be granted at exercise prices below the deemed fair value. Deferred compensation associated with options granted through June 30, 1999 amounted to $16.5 million. Of this amount, $17,500 was charged to operations for the fiscal year ended March 31, 1999, and $591,912 was charged to operations for the quarter ended June 30, 1999. The remaining balance of $15.9 million will be amortized over the vesting periods of the applicable options through the fiscal year ended March 31, 2004. In addition, we granted 450,340 options from July 1, 1999 through August 22, 1999, for which additional deferred compensation of approximately $2.5 million will be recorded and amortized over the applicable vesting periods. In connection with a 12-month advertising and promotion agreement, we are also obligated to issue warrants to purchase 28,500 shares of common stock for $0.43 per share which are exercisable through August 2004, and for which we will record approximately $500,000 in deferred marketing expense.

QUARTERLY RESULTS OF OPERATIONS

     Because we commenced operations in April 1998 and have a short operating history, we believe that annual period-to-period comparisons are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our operating results that is focused on the five quarters ended June 30, 1999.

     In the following table, we show certain unaudited statement of operations data both in absolute dollars and as a percentage of net sales for each of our last five quarters. The unaudited quarterly information for each of the quarters in the fiscal year ended March 31, 1999 has been derived from our audited financial statements. In the opinion of management, the unaudited quarterly information includes all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                          THREE MONTHS ENDED
                                   -----------------------------------------------------------------
                                   JUNE 30,      SEPT. 30,      DEC. 31,      MAR. 31,      JUNE 30,
                                     1998          1998           1998          1999          1999
                                   --------      ---------      --------      --------      --------
                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales........................   $   296       $   798       $ 2,370        $ 2,474      $ 3,623
Cost of sales....................       280           651         1,998          2,181        2,997
                                    -------       -------       -------        -------      -------
Gross profit.....................        16           147           372            293          626
Operating expenses:
  Marketing and sales............        23            81           260            649        2,401
  General and administrative.....        91            52           261            682        1,705
                                    -------       -------       -------        -------      -------
          Total operating
            expenses.............       114           133           521          1,331        4,106
                                    -------       -------       -------        -------      -------
Income (loss) from operations....       (98)           14          (149)        (1,038)      (3,480)
Interest income (expense), net...        --            --            (4)            11          302
                                    -------       -------       -------        -------      -------
Net income (loss)................   $   (98)      $    14       $  (153)       $(1,027)     $(3,178)
                                    =======       =======       =======        =======      =======


                                                          THREE MONTHS ENDED
                                   -----------------------------------------------------------------
                                   JUNE 30,      SEPT. 30,      DEC. 31,      MAR. 31,      JUNE 30,
                                     1998          1998           1998          1999          1999
                                   ---------     ---------     ----------     ---------     --------
AS A PERCENTAGE OF NET SALES:
Net sales........................       100%          100%          100%           100%         100%
Cost of sales....................        95            82            84             88           83
                                    -------       -------       -------        -------      -------
Gross margin.....................         5            18            16             12           17
Operating expenses:
  Marketing and sales............         8            10            11             26           66
  General and administrative.....        31             7            11             28           47
                                    -------       -------       -------        -------      -------
          Total operating
            expenses.............        39            17            22             54          113
                                    -------       -------       -------        -------      -------
Income (loss) from operations....       (33)            2            (6)           (42)         (96)
Interest income (expense), net...        --            --            (0)             0            8
                                    -------       -------       -------        -------      -------
Net income (loss)................       (33)%           2%           (6)%          (42)%        (88)%
                                    =======       =======       =======        =======      =======


NET SALES

     Net sales consist of product sales to customers and are net of product returns and promotional discounts. Net sales increased from approximately $0.3 million during the quarter ended June 30, 1998 to approximately $3.6 million during the quarter ended June 30, 1999. The growth in net sales is principally due to increased site traffic and awareness resulting from advertising expenditures and additional product offerings. During the quarter ended June 30, 1999, watches comprised over 96% of our sales as we did not add writing instruments to our Web site until June 1999. Net sales increased $104,000 during the quarter ended March 31, 1999 compared to the quarter ended December 31, 1998 principally due to promotional activities and increased product offerings and availability that we financed with the proceeds received from our Series A preferred stock financing in December 1998. Net sales increased $1.1 million during the quarter ended June 30, 1999 compared to the quarter ended March 31, 1999 principally due to increased marketing activities and seasonal gift giving associated with significant holidays and events during the June quarter.


COST OF SALES


     Cost of sales consists primarily of the cost of products sold, inbound and outbound shipping costs and warranty and inventory obsolescence costs. Cost of sales grew during each quarter as our sales increased. Gross margin ranged from 5% to 18% during the five quarters presented. The fluctuation in gross margin is principally due to the impact of the mix of product sold, pricing strategy and promotional activities. Gross profit decreased $79,000 during the quarter ended March 31, 1999 compared to the quarter ended December 31, 1998 principally due to promotional pricing during March 1999. Gross profit increased $333,000 during the quarter ended June 30, 1999 compared to the quarter ended March 31, 1999 principally due to the absence of promotional pricing in the month of March 1999 that did not continue into the quarter ended June 30, 1999.


OPERATING EXPENSES


     MARKETING AND SALES. Marketing and sales expenses consist primarily of advertising costs, credit card fees, product distribution expenses and related employee salaries and benefits expenses. Our advertising is intended to build brand awareness, generate site traffic and increase overall sales. The increase in marketing and sales expenses is primarily due to increased levels of advertising activity as well as incremental selling and distribution costs associated with our growing sales volume. We intend to continue to pursue an aggressive branding and marketing campaign and, therefore, expect marketing and sales expenses to increase significantly in absolute dollars in future periods. In addition, to the extent that our sales volume increases in future periods, we expect marketing and sales expenses to increase in absolute dollars as we expand our distribution capabilities to accommodate the increases in sales volume. Marketing and sales expenses increased $389,000 during the quarter ended March 31, 1999 compared to the immediately preceding quarter principally due to increased levels of online advertising activity including expenses related to a promotion agreement with Yahoo! and other online banner advertising. Marketing and sales expenses increased $1.8 million during the quarter ended June 30, 1999 compared to the quarter ended March 31, 1999 principally due to an increase of $806,000 in online advertising, including expenses related to a promotion agreement with Yahoo! and an increase of $548,000 in newspaper advertising.



     GENERAL AND ADMINISTRATIVE. General and administrative expenses include administrative employee salaries and benefits, professional fees, Web site design and maintenance, office lease expenses, depreciation and other costs. These costs increased throughout the fiscal year as we added management depth and expanded our operations to meet growing sales. We expect general and administrative expenses to increase as we expand our staff and leased facilities, continue to develop our Web site and incur additional costs related to the growth of our business and being a public company. General and administrative expenses increased $421,000 during the quarter ended March 31, 1999 compared to the quarter ended December 31, 1998 primarily due to $211,000 attributable to increased staffing levels in operations, finance and development as well as incremental professional fees of $97,000 associated with attracting new employees. General and administrative expenses increased $1.0 million during the quarter ended June 30, 1999 compared to the quarter ended March 31, 1999 principally due to amortization of $574,000 of deferred compensation associated with options granted at exercise prices below the deemed fair value through June 30, 1999 and expenses of $238,000 associated with increased staffing levels in administration, marketing, finance and development.


     In the fiscal year ended March 31, 1999, we recorded deferred stock compensation of $431,500 in connection with stock options granted during the period. Also, during the quarter ended June 30, 1999, we recorded additional deferred stock compensation of approximately $16.1 million in connection with stock options granted during the period. These amounts will be amortized to expense over the vesting periods of the applicable options, generally four years, resulting in $17,500 for the fiscal year ended March 31, 1999 and $591,912 for the quarter ended June 30, 1999, which are included in general and administrative expenses.

     Amortization of the deferred compensation expense for each of the next five fiscal years is expected to be as follows:

                         YEAR ENDED                               AMOUNT
------------------------------------------------------------  ---------------
                                                              (IN THOUSANDS)
March 31, 2000..............................................      $3,692
March 31, 2001..............................................       4,133
March 31, 2002..............................................       4,133
March 31, 2003..............................................       4,115
March 31, 2004..............................................         441

INTEREST INCOME (EXPENSE), NET

     Interest income (expense), net consists of earnings on our cash and cash equivalents, net of interest expense attributable to a note payable to an investor of $1.0 million that was outstanding as of March 31, 1999. The amount was advanced to us in March 1999 to fund ongoing marketing and operating costs. The note was converted into Series B preferred stock in April 1999. Interest income (expense), net increased during the quarter ended June 30, 1999 compared to the quarter ended March 31, 1999 principally due to interest earned on cash balances resulting from our sale of Series B preferred stock in April 1999.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly. We refer you to the more complete discussion of the factors that could harm our business or cause our operating results to fluctuate in "Risk Factors -- Our Operating Results Are Volatile and Difficult to Predict. If We Fail to Meet the Expectations of Public Market Analysts and Investors, the Market Price of Our Common Stock May Decline Significantly".

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily through the private sale of preferred stock. During the fiscal year ended March 31, 1999, we sold $4.0 million of Series A preferred stock, including conversion of a note payable and related interest of $755,000 that funded ongoing operations and purchases of inventory.

     During the fiscal year ended March 31, 1999 and the quarter ended June 30, 1999, net cash used in operating activities was $3.7 million and $5.2 million, respectively. Net cash used in operating activities during the fiscal year ended March 31, 1999 primarily consisted of increases in inventories and net losses, and, to a lesser extent, increases in prepaid expenses and accounts receivable. These items were partially offset by increases in accounts payable, accrued liabilities, compensation expense charges, depreciation and amortization. Net cash used in operating activities during the quarter ended June 30, 1999 primarily consisted of increases in inventories and net losses, excluding non-cash compensation charges.


     In February 1999, we entered into a 12-month advertising and promotion agreement with Yahoo! that provides for the display of our banner advertisement when one of several hundred watch-related search words is entered by a Yahoo! user. In connection with this agreement, we are obligated to make payments of $1.3 million during the term, $1.05 million of which has already been paid. The balance is due by the end of November 1999.


     In April 1999, we sold $30.1 million of Series B preferred stock, including the conversion of a $1.0 million note payable that was made in March 1999. In July 1999, we sold $16.3 million of Series C preferred stock.


     In July 1999, we entered into a 22-month interactive marketing agreement with America Online, Inc. pursuant to which we will be one of three anchors in the jewelry and watches department and in the accessories department. In addition, in connection with this agreement we are obligated to make payments of $7.7 million during the term. As part of this agreement, we have committed to share a percentage of our America Online-derived revenue with America Online after the America Online-derived revenue exceeds a certain threshold value. Through August 1999 we have paid $2.0 million to America Online under this agreement.



     In August 1999, we entered into a 12-month advertising and promotion agreement with Yahoo! that provides for the display of our banner advertisement when one of almost two hundred fashion accessory-related search words is entered by a Yahoo! user. In connection with this agreement, we are obligated to make payments of $2.0 million during the term, $725,000 of which has already been paid. The balance is due in installments ending in May 2000.



     In July 1999, we entered into an operating lease for our principal administrative offices and warehouse facilities. The commitment provides for aggregate annual payments of approximately $875,000 through the term of the lease expiring in March 2003.



     In August 1999, we entered into a revolving credit agreement with a financial institution. The Revolving Credit Facility provides for borrowings of up to $5.0 million for working capital needs under a revolving line of credit, the availability of which equals 50% of available merchandise inventory, as defined. The Revolving Credit Facility matures in August 2000 and bears interest at the prime rate. Commitment fees equal to 0.33% per annum are payable on the unused portion of the facility. The Revolving Credit Facility is secured by all of our assets, does not permit the payment of cash dividends and requires Ashford.com to comply with certain earnings, liquidity, tangible net worth and capital expenditure covenants.



     We currently anticipate that the balance of the net proceeds from our April 1999 sale of Series B preferred stock, our July 1999 sale of Series C preferred stock, our Revolving Credit Facility and the net proceeds of this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. We plan to use the rest of the proceeds primarily for funding operating losses and an expansive marketing campaign. We may need to raise additional funds in less than 12 months if, for example, we pursue business or technology acquisitions or experience operating losses that exceed our current expectations. If we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. See notes 5 and 9 of notes to our financial statements for a description of our currently outstanding preferred stock and see "Related Party Transactions" for a description of transactions with affiliates with respect to our preferred stock.



YEAR 2000


     Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments for Internet services and a third party that hosts our servers. We are also dependent on telecommunications vendors to maintain our network and the United States Postal Service and other third-party carriers to deliver orders to customers.


     We have assessed the year 2000 readiness of our third-party supplied software, computer technology and other services and of our vendors, and we will continue to assess year 2000 readiness of products and services from third-parties. In particular, we recently purchased a new phone system in connection with the relocation of our Houston facilities, as well as new servers, routers and other critical communications equipment, all of which we believe are year 2000 compliant. Further, we have discussed year 2000 compliance with our major third-party vendors, UPS, Federal Express and Chase Bank of Texas, all of which assured us that their systems are year 2000 compliant. Based upon the results of this assessment we have not needed and do not expect to need to develop a remediation plan. We will develop and implement, if necessary, a remediation plan with respect to third-party software, third-party vendors and computer technology and services that may fail to be year 2000 compliant. At this time, the expenses associated with this assessment and potential remediation plan have been immaterial, although expenses that we may have to incur in the future cannot be determined. Although we believe it to be unlikely, the failure of our software and computer systems and of our third-party suppliers to be year 2000 compliant would have a material adverse effect on us.


     Since inception, we have internally developed substantially all of the systems for the operation of our Web site. These systems include the software used to provide our Web site's search, customer interaction, and transaction-processing and fulfillment functions, as well as firewall, security, monitoring and back-up capabilities. We have reviewed the year 2000 compliance of our internally developed proprietary software. Based upon our assessment to date, we believe that our internally developed proprietary software is year 2000 compliant.


     The year 2000 readiness of the general infrastructure and non-information technology necessary to support our operations is difficult to assess. Other than assessing our information systems, including our phone systems, servers, switches, routers and other communications equipment, as well as our third-party vendors, we have not assessed non-information technology systems. We depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. We believe that our most likely worst-case year 2000 scenario would be a significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards. This scenario, if not quickly remedied, would have an adverse effect on demand for our services and would have a material adverse effect on our sales and operating results. As for other non-information technology systems that we have not assessed, we do not believe that we are any more or less vulnerable to a failure of non-information technology systems than other businesses of our size or in our physical vicinity.


     At this time, we have not yet developed a contingency plan to address situations that may result if our vendors or we are unable to achieve year 2000 compliance because we currently do not believe that a contingency plan is necessary. The cost of developing and implementing a plan, if necessary, could be material and we may not have enough time to implement it before 2000. Any failure of our material systems, our vendors' material systems or the Internet to be year 2000 compliant could include difficulties in operating our Web site effectively, taking product orders, making product deliveries or conducting other fundamental parts of our business.

                                    BUSINESS

ASHFORD.COM


     We are a Web-based retailer focused exclusively on luxury and premium products, including new and vintage premium watches, fine writing instruments, fragrances, sunglasses and other luxury goods. By combining our expertise in luxury products and our commitment to excellent customer service with the benefits of Internet retailing, we are able to deliver a unique shopping experience to consumers. Our initial product focus has been fine watches and we currently carry over 7,000 new and vintage watch styles from more than 70 premium brands. We have recently expanded into additional product categories and currently offer a total of more than 8,000 styles across all of our product categories. We believe that our current luxury and premium product offerings, as well as other luxury and premium product categories such as leather goods, ties, scarves and jewelry, are well suited for online commerce given brand recognition, generally high average sales prices and relatively low average distribution and shipping costs.



     Our Web site features detailed product information, helpful and useful shopping services and innovative merchandising through easy-to-navigate Web pages. We offer customers the convenience and flexibility of shopping 24 hours a day, seven days a week, from their homes, offices or other locations. In addition, we hold approximately 75% of our products in inventory, which enables us to ship most products to our customers within 24 hours. Our customer service representatives are available through phone, e-mail and an online chat service and are trained to answer a broad array of questions regarding product styles, features and technical specifications, as well as provide product recommendations. This informative and high-quality shopping experience provides luxury brand owners a Web-based retail channel consistent with the luxury character and premium quality of their products.


INDUSTRY OVERVIEW

GROWTH OF THE INTERNET AND ONLINE COMMERCE


     Internet usage and online commerce continue to grow worldwide. International Data Corporation, or IDC, estimates that there were 142 million Web users worldwide at the end of 1998. IDC anticipates that number will grow to approximately 502 million users by the end of 2003. IDC also estimates that revenue generated worldwide from online commerce will exceed $1.3 trillion by 2003, although growth rates for online commerce for luxury and premium products may differ significantly from the growth of online commerce generally. These projected growth rates can be attributed to many factors, including:


- a large and growing installed base of personal computers and other Internet-connected devices in the workplace and home;

- advances in performance and speed of personal computers and modems;

- improvements in network security, infrastructure and bandwidth;

- easier and cheaper access to the Internet; and

- the rapidly expanding availability of online content and commerce sites.


     The growth in online commerce can also be attributed to a number of advantages the Internet provides to online retailers. Online retailers can display a larger number of products at a lower cost than traditional store-based or catalog retailers. In addition, online retailers can rapidly adjust their selections, editorial content and pricing, providing significant merchandising flexibility. Online retailers also benefit from the minimal cost to publish on the Web, the ability to reach a large group of customers from a central location, and the potential for low-cost customer interaction. Unlike traditional retail channels, online retailers do not have the cost of managing and maintaining a retail store infrastructure or the significant printing and mailing costs of catalogs. Online retailers can also easily obtain demographic and behavioral data about customers, increasing opportunities for direct marketing and personalized services. The benefits of online retailing should be viewed in the context of the inherent challenges of online retailing, such as the expenses of establishing and maintaining a Web site, reliance on newly developed Internet technology, coordinating new distribution channels, and the difficulty of converting a Web site visitor to a purchaser given limitations such as a customer's inability to physically inspect, try on or use a product.


TRADITIONAL LUXURY GOODS MARKET


     The luxury goods market includes a broad selection of product categories. Based on data from Global Industry Analysts, or GIA, and DataMonitor, leading independent market research companies, we estimate the worldwide market for luxury and premium lifestyle products to be greater than $70 billion. This market includes fine watches and other luxury and premium product categories, such as sunglasses, fragrances, leather goods, ties and scarves, and jewelry. Our initial focus within this market has been the sale of fine watches. GIA reports approximately $6 billion in total worldwide retail sales in 1998 of mid-range to high-end watches, which typically have retail prices ranging from approximately $75 to more than $5,000. We believe that these and other luxury and premium product categories represent significant online commerce opportunities.


     TRADITIONAL RETAIL CHANNELS FOR LUXURY AND PREMIUM PRODUCTS. We believe that the traditional retailers for luxury and premium products in the United States today can be grouped as follows:

- high-end department stores and jewelry stores often strive to provide a high level of customer service and a knowledgeable sales staff, but typically offer a limited selection of mid-range to high-end products;

- national department stores tend to carry broad selections of low-end to mid-range products from brands that are complementary to the stores' other offerings, but typically offer limited product-specific customer service;

- specialty and single brand stores are retail locations that carry a broad selection of specific product categories, but are limited to the geographic region in which the few physical stores are located; and

- boutiques are small stores often located in malls that generally carry a selection of the latest trends in lower-priced, fashion products and accessories.

     CHALLENGES IN TRADITIONAL LUXURY GOODS RETAILING. We believe that traditional store-based retailers face a number of challenges in providing a satisfactory shopping experience for buyers of luxury and premium products.

- Selection is limited because physical retail space constrains the number of styles and the amount of product inventory that may be carried by any one store. In addition, the significant carrying costs of physical inventory in multiple store locations require traditional store-based retailers to focus their product selection on the most popular products that produce the highest inventory turns, further limiting consumer selection.

- Traditional store-based retailers have a high cost structure. Most of the leading luxury and premium product retailers are located either in the most exclusive and expensive shopping locales or in high-cost retail outlets or malls, both of which must be in close proximity to the target buyers. This is because their sales are dependent on serving customers who are willing to physically visit their stores. Traditional retailers sell luxury products often at a significantly higher price than wholesale to cover high operating costs. As a result, consumers ultimately pay for the high cost structure of the retail store.

- The needs of luxury goods customers are changing. Increasingly, luxury goods brands are appealing to a broader, time-constrained customer base that is not willing or able to spend the time necessary to shop in traditional store-based retail locations.

- In many cases, customers are served by employees with limited knowledge regarding the features of the products they sell, whether due to high employee turnover, limited training or other factors.

- Traditional store-based retailers can only serve those customers who have convenient access to their stores. These store-based retailers must open new stores to serve additional geographic areas, resulting in significant investments in inventory, physical space, leasehold improvements and the hiring and training of store personnel.


     We believe that these challenges facing traditional store-based retailers limit their ability to offer an extensive selection of luxury and premium products, broad geographic coverage and convenient access, and staff that is sufficiently knowledgeable to assist with significant customer decisions typically involving purchases of several hundred dollars. As a result, we believe customers often do not find shopping for luxury and premium products to be a convenient or enjoyable experience.


THE ASHFORD.COM SOLUTION


     Ashford.com is a Web-based retailer focused exclusively on luxury and premium products. Our initial product focus has been fine watches and we currently offer thousands of styles of new and vintage premium watches. We also offer an extensive selection of premium writing instruments, fragrances, sunglasses and other luxury goods that we believe are well-suited for online commerce. Our online store is designed to provide consumers with a convenient and enjoyable shopping experience in a Web-based retail environment. We provide an extensive selection, detailed product information that enables consumers to make informed decisions, competitive pricing compared to traditional retail channels, a commitment to the highest level of customer service and the convenience of online shopping. The key components of the Ashford.com experience include:



     EXTENSIVE PRODUCT SELECTION. We offer a broad selection of luxury and premium products that would be economically and physically difficult to offer in a traditional store, together with the unique environment of the Internet that enables us to dynamically adjust our product mix and merchandising strategy. Our online store offers over 7,000 watch styles representing over 70 brands, over 700 styles of fine writing instruments from 12 brands, over 150 styles of sunglasses from 10 brands, over 250 fragrances from over 60 brands and an assortment of related luxury goods. Additionally, some of the brands we offer lack a U.S. distribution network, making them hard to find in traditional retail outlets. We believe that our extensive selection increases the likelihood that the consumer will find the product they would like to purchase.


     COMPELLING CONTENT AND DETAILED PRODUCT INFORMATION. Our Web site includes significant content and detailed product information to provide our customers with a convenient and enjoyable shopping experience. Our Web site displays detailed product descriptions and over 7,500 product photos. For certain brands, we have dedicated pages to communicating specific brand histories and key messages. We also employ specialists with product expertise, such as master watchmakers and a certified gemologist, who are available to address detailed customer questions by phone, e-mail or online chat. Our goal is to provide our customers with the product information they need to make educated and highly satisfactory purchase decisions.


     COMPETITIVE PRICES AND COMPELLING VALUE. We offer our customers products at competitive prices and, combined with our high-quality shopping experience, provide compelling value.


     COMMITMENT TO EXCELLENT CUSTOMER SERVICE. Luxury and premium goods consumers expect the highest level of personalized customer service, which we are committed to providing. Our customer service representatives are available through phone, e-mail and an online chat service and are trained to answer a broad array of questions regarding product styles, features and technical specifications, as well as provide product recommendations. Before shipping, we inspect each product, and in the case of watches, adjust the size and set the time for the customer. In addition, we offer complimentary shipping and gift-wrapping. We also confirm every order by e-mail and offer a 30-day full product refund to ensure customer satisfaction. We also offer our watch customers a certification of authenticity, repair and battery replacement services and an extended, three-year warranty.


     PERSONALIZED SHOPPING EXPERIENCE. We provide a convenient and enjoyable shopping experience that addresses the dynamic needs of the luxury goods customer. These services are designed to help consumers search through our product offerings and make informed selections. Our services include:

- Search Capability. Our site offers search capabilities making it easy for customers to find products on the site. Key search criteria include brand, price, keyword, size, features and other criteria.


- Private Reserve. An innovative feature of our site enables customers to create their own virtual collection of products. The private reserve is a tool that allows customers to set aside and view several products simultaneously on their own customized web pages. A customer can save the reserve on the site, enabling the customer to return to their personal reserve in a future shopping visit.


- Real-Time Customer Interaction. Using real-time, online customer interaction software, our customer service representatives are able to answer specific questions about our products and services. This feature allows customers shopping from home with just one phone line to communicate in real-time with a customer service representative without losing their Internet connection and leaving our online store.

- In-Stock Notification. We carry most of our products in inventory. For items in stock, we clearly indicate to the customer on our Web site that we can ship the product generally within 24 hours. For an item not currently in stock, we indicate on our Web site that the customer can expect a longer delivery time.

- Price Alert. Customers can ask to be notified by e-mail if the price for a product changes. Customers can also specify a desired target price and ask to be notified by e-mail if the product reaches that target price.

- Gifts and Wish List. We provide a variety of gift suggestions and feature product suggestions for particular holidays. We also provide a wish list service that customers can use to provide friends and relatives with gift ideas by e-mail. Customers buying gifts can choose among a variety of gift-wrap styles at the time of order.

- Shopping Hours. Our online store provides consumers the opportunity to shop from their homes, offices or other locations 24 hours a day, seven days a week.

     GEOGRAPHIC COVERAGE. By selling online, we are able to sell products throughout the U.S. and worldwide where the products might not otherwise be available. In addition, consumers are able to go to one location and find an extensive selection as opposed to visiting several stores with limited product offerings.

BUSINESS STRATEGY


     Our objective is to be one of the leading online retailers of luxury and premium products. We intend to extend our expertise in Internet-based retailing of fine watches to other luxury and premium products, such as writing instruments, sunglasses, fragrances, leather goods, ties and scarves, and jewelry. Key elements of our strategy include:



     FOCUS ON THE PREMIUM RETAIL WATCH MARKET. We have become what we believe to be one of the leading sellers of watches on the Internet by providing thousands of styles of new and vintage watches from premium brands at competitive prices. We intend to capitalize on our online market position in watches to become the primary destination for consumers to purchase premium watches. Our objective is to grow our market position and expand our customer base through superior execution and strong relationships with luxury and premium brand owners.



     EXTEND LEADERSHIP POSITION IN FINE WATCHES TO OTHER PRODUCT CATEGORIES. We believe that there are excellent online market opportunities for a variety of luxury and premium products, including leather goods, sunglasses, fragrances, ties and scarves, and jewelry. We intend to enhance our product offerings by expanding into additional luxury and premium product categories, which will enable us to leverage our customer base, brand name, merchandising expertise and distribution capabilities. For example, we introduced fine writing instruments in June 1999 and an assortment of other luxury products such as fragrances, sunglasses and leather goods in August 1999. We believe that offering a broader selection of luxury goods will enable us to increase sales per customer visit, encourage repeat purchases and expand our customer base.



     BUILD ASHFORD.COM EXPERIENCE AND BRAND. We intend to establish a brand identity that will support the creation of an Internet luxury community and provide luxury brand owners a powerful new distribution channel consistent with their luxury identities. We will focus our brand campaign on convenience, value, selection, trust and service. We intend to create an environment where Ashford.com shoppers are confident that they have found a smarter, easier and more compelling way to buy luxury goods. We believe this approach will support an ongoing relationship with and sales to our target customers who are more likely to purchase Ashford.com's products.



     EXPAND RELATIONSHIPS WITH LEADING LUXURY BRANDS. Our intent is to be the Internet retailer of choice for luxury and premium brands. We currently have approximately 55 direct relationships with premium watch brand owners, and nine direct relationships with brand owners of fine writing instruments. We plan to expand the direct relationships with brand owners we have in watches and fine writing instruments, and to develop strong relationships in these and other product categories. Direct relationships enable us to purchase product more efficiently. We believe that our merchandising history and well-established relationships with brand owners enable us to provide our customers with compelling product offerings, while giving us access to additional sources of merchandise. As is customary in our industry, we purchase from our direct suppliers through purchase orders rather than through long-term contracts.


     PURSUE WAYS TO INCREASE OUR SALES. We intend to pursue new opportunities to increase our sales by:

- expanding into new product categories;

- increasing product selection in our existing departments;

- continuing to take steps to add new customers and to promote repeat purchases;

- pursuing international market opportunities;


- establishing advantageous relationships with distributors and brand owners;
  and


- acquiring complementary businesses, products and technologies.

     EXPAND OUR OPERATIONAL AND SYSTEMS INFRASTRUCTURE. We plan to continue to devote resources to growing our systems and operational infrastructure to handle increased volume, enhance our service offerings and take advantage of the unique characteristics of online luxury goods retailing. We have developed technologies and implemented systems to support secure and reliable online retailing. Among other technology objectives, we intend to incorporate features that provide personalized customer interaction to enhance the customer's shopping experience and build customer loyalty. We are committed to growing capacity rapidly in order to sustain high levels of customer service.

THE ASHFORD.COM ONLINE RETAIL STORE

     We have designed our online retail store to be the primary place for consumers to purchase luxury and premium products online. We believe our Web site provides a secure, reliable and enjoyable shopping experience in an attractive, easy-to-use online store. The user interface is simple and consistent throughout the site. The interface also has powerful search features that allow customers to search product by brand, price, keyword, size, features and other criteria. A consumer on our site can browse the different departments of our store, conduct targeted searches, view recommended products, verify product availability, visit our gifts department and participate in promotions. Unlike a traditional retail store, consumers can shop in the comfort and convenience of their homes or offices.

OUR STORE DEPARTMENTS


     We have categorized products into different departments, including new watches, vintage watches, writing instruments, sunglasses, fragrances and personal accessories. Within each department, products can be viewed by brand, or sorted by price, keyword, size, features and other criteria. The following is a summary of each of these departments.



     NEW WATCHES. Since inception, we have focused on becoming the leading retailer of fine watches on the Internet. Here we offer over 7,000 styles from over 70 brands, providing outstanding selection for the customer. Our prices in this department generally range from $75 to over $5,000. To date, our average purchase price in this department has been approximately $500 per watch.


     VINTAGE WATCHES. This department offers our collection of fine, vintage watches in various price ranges. Vintage watches are generally high-quality brand, previously owned watches. These watches often attract collectors or watch enthusiasts in search of a specific model. Unlike many other sellers of vintage watches, we offer a broad selection combined with outstanding service, including maintenance, cleaning, a certification of authenticity and extended warranties.


     WRITING INSTRUMENTS. The writing instruments department offers fine pens and pencils from leading brands, with prices generally ranging from $40 to over $200. The collection includes over 700 styles from 12 leading brands.



     SUNGLASSES. This department offers our growing collection of sunglasses, with prices generally ranging from $75 to over $175. The collection includes over 150 styles from 10 brands.



     FRAGRANCES. The fragrance department offers a broad selection of over 250 fragrances from over 60 brands. Our prices in this department generally range from $30 to $60.



     PERSONAL ACCESSORIES. This department offers over 75 styles of leather goods products and will feature other product categories that do not clearly fit in our other departments.



     During our fiscal year ended March 31, 1999 and the interim period ended June 30, 1999, watch sales comprised substantially all of our total revenues.


MERCHANDISING

     We believe that the breadth and depth of our product selection, together with the flexibility of our online store and our range of helpful and useful shopping services, enable us to pursue a unique merchandising strategy. Unlike store-based retail formats, our online store provides us with significant flexibility with regard to the organization and presentation of our product selection. To encourage purchases, we feature various promotions on a rotating basis throughout the store and continually update our online recommendations. We also actively create and maintain pages that are designed to highlight certain products and brands. The following are examples of some of our specific merchandising strategies.

     ONLINE BRAND BOUTIQUES. In partnership with major luxury and premium brands, we have dedicated pages that communicate a brand's marketing message. These pages often detail a brand's history, product features, quality statements and other key messages. We provide more consistent and comprehensive information for more products to the customer than a sales representative in a traditional retail store would be able to communicate.


     PRIVATE RESERVE. We offer customers the ability to create their own virtual collection of products. The private reserve is a tool that allows customers to set aside and view several products simultaneously on their own customized pages. A customer can save the private reserve on the site, enabling the customer to return to their personal reserve in a future shopping visit.


     FEATURED PRODUCTS. We frequently give a product prominent placement on the site, describe its key features and potentially highlight it as our Collector's Choice. Products that receive this merchandising focus generally receive a boost in sales.

     PRODUCT BUNDLING. To promote purchases of higher value items, we combine products from our large selection to offer bundling promotions. For example, in June 1999 we offered a complimentary premium pen with the purchase of a watch of a certain value.

     SPECIAL PROMOTIONS. We offer certain products on promotion and provide special pricing. The technological advantages of online retailing, compared to traditional store-based retailing, allow us to adjust our promotions rapidly to promote targeted sales.

     We employ a dedicated team of buyers and merchandisers that continually monitor the consistency and quality of our merchandising efforts. This team, combined with our technology, is able to pursue a merchandising strategy in which we dynamically change our product offerings to enhance the consumer's shopping experience.

MARKETING & PROMOTION


     We have designed our marketing and promotion strategy to build the Ashford.com brand, increase customer traffic, promote the sales of new products, maximize repeat purchases and build strong customer loyalty. Our marketing and promotional activities primarily target a customer demographic that is more likely to buy Ashford.com's luxury and premium products. These activities include both offline and online advertising. In the last fiscal year, we spent approximately $700,000 on advertising, of which over 90% was spent online.



     OFFLINE ADVERTISING. We use offline advertising to promote both our brand and specific merchandising opportunities. To date, our offline advertising has primarily consisted of print advertisements in newspapers. Specifically, in May and June 1999 we have placed ads in The Wall Street Journal, The New York Times, as well as newspapers in cities with high Internet use, such as Austin, Boston, San Francisco and San Jose. We plan to increase our use of traditional offline advertising, including television, radio, magazines, outdoor advertising and direct mail, in order to continue building our brand recognition.



     ONLINE ADVERTISING. We have agreements with Yahoo! under which our advertisement banner will appear on the screen each time one of over several hundred watches or fashion accessory-related words is entered as a search term by a user. Under our agreements with Yahoo! we have agreed to pay an aggregate of $3.3 million over the terms of the agreements in return for minimum impressions. In addition we have also entered into an agreement with America Online whereby we will be one of three anchor merchants in the jewelry and watches department and in the accessories department. We also plan to continue to enter into month-to-month banner advertising agreements with a broad range of online sites, including major online portals such as Excite@Home, Infoseek and Lycos, as well as other online commerce sites such as E*Trade and USA Today. These agreements typically provide for minimum impressions and we renew these agreements on a month-to-month basis depending on results. We also intend to advertise our site in conjunction with other major online portals, Internet service providers and luxury and premium market-related Web sites to build our brand and increase our reach on the Internet. In addition, we have an affiliate program and other initiatives aimed at increasing traffic and supporting our brand development. Although immaterial to our sales to date, under our affiliate program, we pay our registered affiliates referral fees for sales generated via their links to our Web site.


     ONLINE DIRECT MARKETING. As our customer base grows, we continue to collect significant data about our customers' buying preferences and habits in an effort to increase repeat purchases. We intend to maximize the value of this information by delivering meaningful information and special offers to our customers via e-mail and other means. In addition, we publish a weekly, online newsletter delivered by e-mail to subscribers in which we highlight important developments and special promotions.

FULFILLMENT OPERATIONS


     We obtain our products from brands and a diverse network of distributors, brokers and retailers. In the watch business, we have established approximately 55 direct relationships with watch brand owners. Of these brands, we purchased 16% of the watches we sold from Seiko and 10% of the watches we sold from Citizen during the quarter ended June 30, 1999. For our fine writing instruments business, we have direct relationships with nine brand owners. We have ongoing efforts to expand the number of direct relationships with brand owners in all our product categories over time. For other brands where we do not have direct relationships, we buy products from a network of distributors, brokers and retailers.



     We carry inventory on approximately 75% of the products available for sale on our site. We store our products and conduct our fulfillment operations in our headquarters facility located in Houston, Texas. When we receive an order, we immediately begin the packaging and shipping operation. Most orders are shipped out of our warehouse within 24 hours of receipt. Our inventory management system tracks the quantities of all stock keeping units, which enables us to display information about the availability of the products on our Web site.


     We offer three choices of shipment for our products: next-day delivery, three-day delivery and ground delivery. We have developed relationships with both United Parcel Service and Federal Express to maximize our overall service level to all 50 states. The ability to provide overnight delivery is an important ongoing service for our customers.

CUSTOMER SERVICE


     We believe that our ability to establish and maintain long-term relationships with our customers, earn their trust and encourage repeat visits and purchases, largely depends on the strength of our customer support and service operations and staff. We are committed to providing the high level of personalized customer service that luxury and premium goods consumers expect. We have a high-quality customer service staff of approximately 15 representatives with a broad range of experience and knowledge enabling us to answer immediately over 90% of phone calls and to respond within one day to over 70% of e-mails. We provide extensive training to our customer service representatives, including on-site training from manufacturers, to allow our representatives to answer a broad array of questions regarding product styles, features and technical specifications, as well as provide product recommendations.


     Our customer service representatives are available through phone, e-mail and an online chat service from 7:00 a.m. to 9:00 p.m., Monday through Friday and from 9:00 a.m. to 5:00 p.m. on Saturday, central time. Before shipment, we inspect each product, and in the case of watches, adjust the size and set the time for the customer. We ship over 80% of our products on the date of order entry, approximately 10% with 5 days and the remainder typically requires approximately 15 days. Once shipment is made, we immediately send e-mail confirmation to the customer. If the customer is not satisfied with the product for any reason, the customer generally may return the product for a full refund within 30 days. We also offer our watch customers a certification of authenticity, repair and battery replacement services and an extended warranty.


OPERATIONS AND TECHNOLOGY


     We have implemented a broad array of site management, search, customer interaction and distribution services and systems that we use to process customer orders and payments. These services and systems use a combination of our own and commercially available, licensed technologies. These applications also manage the process of accepting, authorizing and charging customer credit card orders with an address verification and approval system provided by Chase Bank of Texas. We focus our internal development efforts on creating, implementing and enhancing specialized software that we use to:


- accept and validate customer orders;

- enable customer service representatives to engage in real-time, online interaction with multiple customers simultaneously;

- organize, place and manage orders with vendors;

- receive product and assign it to customer orders; and

- manage shipment of products to customers based on various ordering criteria.


     Our systems are based on industry-standard architectures and have been designed to reduce downtime in the event of outages or catastrophic occurrences. Our Web site is available 24 hours a day, seven days a week. Our system hardware is hosted at a third-party facility in Houston, Texas, which provides redundant communications lines and emergency power backup. We have implemented load balancing systems and redundant servers to provide fault tolerant service. We engage Synergy Development Corp., an information technology firm, to provide system integration assistance which we contract on an hourly basis. Fees for these services have typically been less than $50,000 per month.


     The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements and enhancements, and changing customer demands. Accordingly, our future success will depend on our ability to:

- adapt to rapidly changing technologies;

- adapt our services to evolving industry standards; and

- continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace.

     Our failure to adapt to market changes would harm our business. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure. This could have a material adverse effect on our business, results of operations and financial condition.

GOVERNMENT REGULATION

     We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally and directly applicable to online commerce, as well as the secondhand watch statutes enacted in several states, as discussed below. However, as Internet use gains popularity, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of online commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties. However, the adoption of additional consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services.

     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws that are intended to address these issues could create uncertainty in the Internet market place. This uncertainty could reduce demand for our services or our cost of doing business may increase as a result of litigation costs or increased service delivery costs.

     In addition, because our services are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in that state or foreign country. We are qualified to do business only in Texas. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in these jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition.


     Several states have laws regulating the sale of secondhand watches. For example, California, New York and Texas prohibit anyone from representing as "new" any watch that has had its serial number removed. Pursuant to these laws, a watch with a serial number removed must clearly be labeled as "secondhand" even if it has never been worn. We have implemented procedures whereby all of our buyers explicitly communicate to suppliers that we will only buy a watch if its serial number has not been removed. In addition, we inspect each watch we sell that is manufactured with a serial number to ensure it has a serial number prior to shipment. If a court were to find, however, that we have violated these statutes, we could be subject to civil or criminal penalties.


COMPETITION

     The online commerce market is new, rapidly evolving and intensely competitive. We expect to face stiff competition in every product category that we enter. Barriers to entry are minimal, and current and new competitors can launch new Web sites at a relatively low cost.

     We currently or potentially will compete with a variety of competitors, including the following:


- traditional retailers of luxury and premium products, which may compete with both an online and offline presence, including high-end department stores such as Saks Fifth Avenue and Neiman Marcus, jewelers such as Zales and national department stores such as Macy's;

- manufacturers of our products that decide to sell directly to end-customers, either through physical retail outlets or through an online store;


- other online retailers of luxury and premium products, including online service providers that feature shopping services; and



- catalog retailers of luxury and premium products.


     We believe that the following are the principal competitive factors in our market:

- brand recognition;

- selection;

- convenience;

- order delivery performance;

- customer service;

- site features and content; and

- price.


     Many of our current and potential traditional store-based and online competitors, particularly the traditional store-based retailers and the brand owners of products we sell, have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these current and potential competitors can devote substantially more resources to Web site and systems development than we can. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors.



     Our competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Given our limited operating history, many of our competitors have significantly greater experience selling luxury and premium products. For example, established catalog retailers may have greater experience than we do in marketing and selling goods with in-person customer interaction.



     Our online competitors are particularly able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs that select specific titles from a variety of Web sites and may direct customers to other online retailers, may increase competition.


INTELLECTUAL PROPERTY

     We rely on various intellectual property laws and contractual restrictions to protect our proprietary rights in products and services. These include confidentiality, invention assignment and nondisclosure agreements with our employees, contractors, vendors and strategic partners. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without our authorization. In addition, we pursue the registration of our trademarks and service marks in the U.S. and internationally. However, effective intellectual property protection may not be available in every country in which our services are made available online.

     We rely on technologies that we license from third parties. These licenses may not continue to be available to us on commercially reasonable terms in the future. As a result, we may be required to obtain substitute technology of lower quality or at greater cost, which could materially adversely affect our business, results of operations and financial condition.

     As of the date of this prospectus, we have not been notified that our technologies infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not claim infringement by us with respect to our current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any infringement claim, with or without merit, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any claim of infringement against us could have a material adverse effect upon our business.

EMPLOYEES

     As of June 30, 1999, we had 67 full-time employees. None of our employees is represented by a labor union. We have not had any work stoppages and consider our employee relations to be good.

     Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel, none of whom are bound by an employment agreement requiring service for any defined period of time. The loss of services of one or more of our key employees could have a material adverse effect on our business, financial condition and results of operations. Our future success also depends in part upon our continued ability to attract, hire, train and retain highly qualified technical, sales and managerial personnel. Competition for these employees is intense and there can be no assurance that we can retain our key personnel in the future.

FACILITIES


     Our corporate offices and fulfillment operations are located in Houston, Texas, where we lease approximately 62,000 square feet under a lease that provides for aggregate annual lease payments of $875,000 through the term of the lease expiring in March 2003.


LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would materially adversely affect us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following tables sets forth specific information regarding our executive officers and directors as of July 31, 1999:


NAME                                    AGE                POSITION(S)
----                                    ---                -----------
J. Robert Shaw........................  34    Chairman of the Board
Kenneth E. Kurtzman...................  36    Chief Executive Officer and Director
James H. Whitcomb, Jr. ...............  33    President, Chief Operating Officer,
                                              and Director
David F. Gow..........................  36    Vice President, Finance and Chief
                                              Financial Officer
William M. Stewart....................  36    Vice President, Marketing
James E. Gerber.......................  37    Vice President, Business Development
Elizabeth A. Greenfield...............  38    Vice President, Merchandising
Gary A. Paranzino.....................  38    Vice President, General Counsel and
                                              Secretary
Kevin R. Harvey.......................  34    Director
Colombe M. Nicholas...................  54    Director



     J. ROBERT SHAW co-founded Ashford.com and has served as the Chairman of the Board since April 1998. In 1989, Mr. Shaw founded Synergy Development Corp., an information-technology consulting firm that provides equipment and services to online commerce companies, and has been President and Chief Executive Officer since its inception. From 1985 to 1989, Mr. Shaw served as Vice President of Sales and Finance for StyleWare, Inc., a software company that was subsequently sold to Claris Corporation. Mr. Shaw received a Bachelor of Business Administration in Economics cum laude from the University of St. Thomas.


     KENNETH E. KURTZMAN joined Ashford.com in May 1999 as our Chief Executive Officer and a Director. From August 1995 to April 1999, Mr. Kurtzman served as Vice President and General Manager of several divisions of Compaq Computer Corporation, including the Small and Medium Business Division and Compaq.com. From September 1989 to August 1995, Mr. Kurtzman worked for McKinsey & Co., an international consulting firm, where most recently he served as a Principal working in the computing, telecommunications, systems integration, banking and energy industries. Mr. Kurtzman received a Bachelor of Arts degree in Economics magna cum laude from Rice University, an undergraduate degree in economics from Cambridge University and a Masters in Business Administration degree from the Graduate School of Business at Stanford University.

     JAMES H. WHITCOMB, JR. co-founded Ashford.com and has served as our President, Chief Operating Officer and as a Director since March 1998. From our inception to May 1999, he served as Chief Executive Officer. From February 1990 to March 1998, Mr. Whitcomb served as Vice President and Chief Technology Officer at Synergy Development Corp. Mr. Whitcomb currently serves as a director of Synergy Development Corp. Mr. Whitcomb received a Bachelor of Business Administration in Accounting from the University of Texas.

     DAVID F. GOW has served as our Vice President, Finance and Chief Financial Officer since March 1999. From January 1996 to February 1999, Mr. Gow was the Director of Strategic Planning at Compaq Computer Corporation. From August 1993 to January 1996, Mr. Gow worked as a consultant with McKinsey & Co., serving the technology, energy, banking and retail industries. Mr. Gow received a Bachelor of Arts in Economics from Williams College and a Masters degree from the Kennedy School of Government at Harvard University.

     WILLIAM M. STEWART has served as our Vice President of Marketing since April 1999. From April 1994 to April 1999, Mr. Stewart worked for the Coca-Cola Company where he served as Director of Strategic Innovation, Global Group Manager and Brand Manager. From August 1990 to April 1994, he was a brand manager for General Mills, Inc. Mr. Stewart received a Bachelor of Business Administration in Accounting from the University of Texas and a Masters in Business Administration in Marketing from The Wharton School at the University of Pennsylvania.

     JAMES E. GERBER has served as our Vice President of Business Development since June 1999. Prior to joining Ashford.com, Mr. Gerber spent seven years with Clarify, Inc., a front office electronic business solutions provider, most recently as Southwestern Branch Manager. Mr. Gerber received a Bachelor of Arts in Political Economy of Industrial Societies from the University of California at Berkeley and a Masters in Business Administration from the Graduate School of Business at Stanford University.

     ELIZABETH A. GREENFIELD has served as our Vice President of Merchandising since June 1999. From 1992 to 1999, Ms. Greenfield served as a general manager of Cartier, Inc. Prior to joining Cartier, Ms. Greenfield was General Manager of CIRO/Kenneth Jay Lane. Ms. Greenfield received a Bachelor of Science cum laude and an Associate degree from the Fashion Institute of Technology. Ms. Greenfield also received a Masters in Business Administration with honors from the University of Houston.


     GARY A. PARANZINO has served as our Vice President, General Counsel and Secretary since July 1999. From July 1996 to July 1999, Mr. Paranzino served as Vice President, General Counsel and Secretary of PointCast Incorporated, an internet news and information service. Prior to joining PointCast, Mr. Paranzino was in private practice in the New York office of Morgan, Lewis and Bockius LLP. Mr. Paranzino earned a Bachelor of Arts Degree from Cornell University and a J.D. from Cornell Law School.


     KEVIN R. HARVEY has served as a Director of Ashford.com since December 1998. Mr. Harvey has been a General Partner of Benchmark Capital, a venture capital firm, since January 1995. From July 1993 to January 1995, he served as General Manager for Lotus Development Corporation. In August 1990, Mr. Harvey founded Approach Software Corporation, a software company, where he served as the President and Chief Executive Officer until July 1993 when Approach was sold to Lotus Development Corporation. Prior to founding Approach, Mr. Harvey founded Styleware Inc. Mr. Harvey is also a director of Silicon Gaming, Inc., an entertainment and gaming technology company, Critical Path, Inc., an e-mail hosting services company, and a director of several privately held companies. Mr. Harvey received a B.S.E.E. degree from Rice University.


     COLOMBE M. NICHOLAS has served as a Director of Ashford.com since August 1999. Ms. Nicholas served as President and Chief Executive Officer for Anne Klein Group, a women's fashion apparel company, from August 1996 to July 1999, when the company was sold to Kasper, ASL. From December 1993 to July 1996, Ms. Nicholas served as President and Chief Executive Officer of Orr Felt Company, a family-owned business that provides felt for paper manufacturing. From April 1991 to November 1993, she was the President and Chief Operating Officer of Giorgio Armani Fashion Corporation, the largest licensee of Armani Spa, Italy. From May 1980 to January 1989, Ms. Nicholas served as President and Chief Executive Officer of Christian Dior New York, a designer fashion company. Ms. Nicholas received a Bachelor of Arts Degree in languages from the University of Dayton and a J.D. from the University of Cincinnati College of Law.


BOARD COMMITTEES

     Our Board of Directors established the Audit Committee and the Compensation Committee in July 1999. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions. The Compensation Committee makes recommendations regarding our stock plans and makes decisions concerning salaries and incentive compensation for our employees and consultants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Kurtzman participates in all discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that he is excluded from discussions regarding his own salary and incentive compensation. No member of our Compensation Committee serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION


     Directors currently do not receive any cash compensation from Ashford.com for their services as members of the Board of Directors. Directors are eligible to participate in our stock plans and, following this offering, non-employee directors will receive automatic option grants under our 1999 Equity Incentive Plan. A non-employee director who first joins our board following the offering will receive a fully vested option for 2,375 shares of our common stock. At each annual meeting of stockholders, beginning in 2000, all non-employee directors who will continue to be board members after the annual meeting will receive an option for 7,125 shares of our common stock. In no event will a non-employee director receive an option for 7,125 shares in the same calendar year that he receives the option for 2,375 shares.


EXECUTIVE COMPENSATION

     The following table presents compensation information for the fiscal year ended March 31, 1999 paid by Ashford.com for services to us by our current Chief Executive Officer and our former Chief Executive Officer and current President and Chief Operating Officer. No other executive officer earned more than $100,000 in total salary and bonus for the last fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                   ANNUAL COMPENSATION     -----------------------
                                                   --------------------     NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                        SALARY($)   BONUS($)     UNDERLYING OPTIONS(#)
---------------------------                        ---------   --------    -----------------------
Kenneth E. Kurtzman..............................        --       --                 --
  Chief Executive Officer
James H. Whitcomb, Jr. ..........................   $76,923       --                 --
  President, Chief Operating Officer and former
     Chief Executive Officer


     Mr. Kurtzman commenced service with Ashford.com in May 1999 and received a signing bonus of $50,000 in connection with his employment. Mr. Kurtzman's current annual salary is $250,000. In May 1999, Ashford.com granted him an option for 1,852,500 shares of our common stock at an exercise price of $0.43 per share. Mr. Whitcomb ceased to be Ashford.com's Chief Executive Officer in May 1999.


OPTION GRANTS IN LAST FISCAL YEAR, AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     No options or stock appreciation rights were granted to our current Chief Executive Officer, Mr. Kurtzman, and our former Chief Executive Officer and current President and Chief Operating

Officer, Mr. Whitcomb, during the fiscal year ended March 31, 1999. Messrs. Kurtzman and Whitcomb did not exercise any options during the fiscal year ended March 31, 1999, and neither officer held outstanding options at the end of the last fiscal year.



     We granted Mr. Kurtzman, our current Chief Executive Officer, an option with the following features:



                NUMBER                                     VESTING
   GRANT       OF OPTION    EXERCISE      EXPIRATION    COMMENCEMENT           VESTING
    DATE        SHARES        PRICE          DATE           DATE               SCHEDULE
   -----       ---------    --------      ----------    ------------           --------
May 15, 1999   1,852,500   $0.43/share   May 14, 2009   April 1, 1999   1/48th of the shares
                                                                        become vested upon his
                                                                        completion of each
                                                                        month of service from
                                                                        April 1, 1999


EMPLOYMENT AGREEMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Under our 1999 Equity Incentive Plan, if a change in control of Ashford.com occurs, an option or other award will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under the 1999 Equity Incentive Plan.


     We entered into an employment agreement with Mr. Kurtzman, our Chief Executive Officer, as of May 1, 1999, which provides for Mr. Kurtzman's salary, bonus, option and severance payments. Under this agreement, Mr. Kurtzman was granted an option for 1,852,500 shares of our common stock. If a change in control occurs, the vesting of the option shares will accelerate, and an additional 25% of Mr. Kurtzman's unvested option shares will become vested. If Mr. Kurtzman is terminated without cause, Mr. Kurtzman will receive a severance payment equal to nine months of salary and additional vesting of his option shares as if he provided another nine months of service with us.


     In addition, we entered into a stock restriction agreement, dated December 4, 1998, with Mr. Whitcomb, our President and Chief Operating Officer. Pursuant to that agreement, if a change in control occurs and our repurchase right that applies to his shares is not assigned to the successor corporation, then Mr. Whitcomb's shares will become fully vested. Pursuant to an employment agreement all shares vest upon termination with or without cause and would no longer be subject to the stock restriction agreement upon such termination.

1999 EQUITY INCENTIVE PLAN


     Our Board of Directors adopted our 1999 Equity Incentive Plan on July 9, 1999. We will also seek stockholder approval of this plan. We have reserved 2,375,000 shares of our common stock for issuance under the 1999 Equity Incentive Plan. As of April 1 of each year, starting in 2000, the number of shares reserved for issuance under our 1999 Equity Incentive Plan will be increased automatically by 5% of the total number of shares of our common stock then outstanding or, if less, 1,900,000 shares. No options have yet been granted under the 1999 Equity Incentive Plan.


     Under the 1999 Equity Incentive Plan, the individuals eligible to receive awards are:

- employees;

- non-employee members of the Board of Directors; and

- consultants.

     The types of awards that may be made under the 1999 Equity Incentive Plan are:

- options to purchase shares of common stock;

- stock appreciation rights;

- restricted shares; and

- stock units.

     Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for favorable tax treatment. With limited restrictions, if shares awarded under the 1999 Equity Incentive Plan are forfeited, those shares will again become available for new awards under the 1999 Equity Incentive Plan.

     The compensation committee of our Board of Directors administers the 1999 Equity Incentive Plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of our 1999 Equity Incentive Plan. The committee has the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

     The exercise price for incentive stock options granted under the 1999 Equity Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. The exercise price for non-statutory options granted under the 1999 Equity Incentive Plan may not be less than 85% of the fair market value of our common stock on the option grant date.


     Our 1999 Equity Incentive Plan provides that no participant may receive options or stock appreciation rights covering more than 475,000 shares in the same year, except that a newly hired employee may receive options or stock appreciation rights covering up to 1,425,000 shares in the first year of employment.


     The exercise price may be paid with:

- cash;

- outstanding shares of common stock;

- the cashless exercise method through a designated broker;

- a pledge of shares to a broker; or

- a promissory note.

     The purchase price for newly issued restricted shares awarded under the 1999 Equity Incentive Plan may be paid with:

- cash;

- a promissory note; or

- the rendering of past services.

     Any amount payable under a stock appreciation right or stock unit may be paid with cash or outstanding shares of common stock.

     The committee may reprice options and may modify, extend or assume outstanding options and stock appreciation rights. The committee may accept the cancellation of outstanding options or stock appreciation rights in return for the grant of new options or stock appreciation rights. The new option or right may have the same or a different number of shares and the same or a different exercise price.

     In specific circumstances, the committee may adjust the number of options, stock appreciation rights, restricted shares, stock units and shares covered by options, or reprice options or stock appreciation rights to protect against dilution.

     If a change in control of Ashford.com occurs, an option or other award under the 1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute comparable awards for the awards granted under the 1999 Equity Incentive Plan.

     A change in control includes:

- a merger or consolidation of Ashford.com after which our then-current stockholders own less than 50% of the surviving corporation;

- a sale of all or substantially all of our assets;

- a change in the composition of the board that results in replacement of more than one-half of the directors who were directors on the date 24 months prior to the date of the event that may be a change in control; or

- an acquisition of 50% or more of our outstanding stock by a person other than a person related to Ashford.com, including a corporation owned by our stockholders.

     If a merger or other reorganization occurs, the agreement of merger or reorganization may provide that outstanding options and other awards under the 1999 Equity Incentive Plan shall be assumed by the surviving corporation or its parent, shall be substituted by options or other awards of the surviving corporation or its parent, shall be continued by Ashford.com if it is the surviving corporation, shall have accelerated vesting and then expire early, or shall be cancelled for a cash payment.


     Each individual who first joins our Board of Directors as a non-employee director after the effective date of this offering will receive at that time a fully vested option for 2,375 shares of our common stock. In addition, at each of our annual stockholders meetings, beginning in 2000, each non-employee director who will continue to be a director after that meeting will automatically be granted at that meeting a fully vested option for 7,125 shares of our common stock. However, any non-employee director who receives an option for 2,375 shares under this plan will first become eligible to receive the annual option for 7,125 shares at the annual meeting that occurs during the calendar year following the year in which he received the option for 2,375 shares.


     Our Board of Directors may amend or terminate the 1999 Equity Incentive Plan at any time. If our board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The 1999 Equity Incentive Plan will continue in effect indefinitely unless the board decides to terminate the plan earlier.

1999 EMPLOYEE STOCK PURCHASE PLAN


     Our Board of Directors adopted our employee stock purchase plan on July 9, 1999. We will also seek stockholder approval of this plan. We have reserved 950,000 shares of our common stock for issuance under our 1999 employee stock purchase plan. As of April 1 each year, starting in 2000, the number of shares reserved for issuance under our 1999 employee stock purchase plan will be increased automatically by 2% of the total number of shares of common stock then outstanding or, if less, 712,500 shares. Our 1999 employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code.


     Eligible employees may begin participating in the 1999 employee stock purchase plan at the start of an offering period. Each offering period lasts 24 months. Two overlapping offering periods will start on May 1 and November 1 of each calendar year. However, the first offering period will start on the effective date of this offering and end on October 31, 2001. Purchases of our common stock will occur on approximately April 30 and October 31 of each calendar year during an offering period.

     The compensation committee of our Board of Directors will administer our 1999 employee stock purchase plan. Each of our employees is eligible to participate if the employee is employed by us for more than 20 hours per week and for more than five months per year. No employee may participate in the plan if the employee would possess 5% or more of the company or if the employee's participation exceeds specific dollar limits.


     Our 1999 employee stock purchase plan permits each eligible employee to purchase our common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. The initial period during which payroll deductions may be contributed will begin on the effective date of this offering and end on April 30, 2000. No participant may purchase more than 950 shares on any purchase date.


     The price of each share of common stock purchased under our 1999 employee stock purchase plan will be 85% of the lower of:

- the fair market value per share of our common stock on the date immediately before the first date of the applicable offering period; or

- the fair market value per share of our common stock on the purchase date.

     In the case of the first offering period, the price per share under the plan will be 85% of the lower of:

- the price offered to the public in this offering; or

- the fair market value per share of our common stock on the purchase date.

     Employees may end their participation in the 1999 employee stock purchase plan at any time. Participation ends automatically upon termination of employment with Ashford.com.

     In specific circumstances, the committee will proportionately adjust the number of shares offered under the plan, the share limits and the share prices to protect against dilution. If a change in control of Ashford.com occurs, our 1999 employee stock purchase plan will end, and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless this plan is assumed by the surviving corporation or its parent. Our Board of Directors may amend or terminate the 1999 employee stock purchase plan at any time. If our Board of Directors increases the number of shares of common stock reserved for issuance under the 1999 employee stock purchase plan, it must seek the approval of our stockholders.

                           RELATED PARTY TRANSACTIONS



     Since March 6, 1998, we have issued and sold preferred stock to the following persons who are our principal stockholders.



                                                   SERIES A           SERIES B           SERIES C
INVESTOR                                        PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK
--------                                        ---------------    ---------------    ---------------
Benchmark Capital Partners II, L.P............     9,500,000          1,187,500          174,677
Entities affiliated with Sequoia Capital......            --          2,375,000          116,053
Markas Holdings, BV...........................            --          2,375,000               --



     We refer you to the more complete discussion of our preferred stock in Note 5 and Note 9 of the notes to our financial statements.



     In connection with the purchase by Benchmark Capital Partners II, L.P. of our Series A preferred stock, Kevin R. Harvey, a general partner of Benchmark Capital, became a member of our Board of Directors. In addition, we have granted options to some of our directors and executive officers. See "Principal Stockholders".



     In May 1999, we loaned $780,000 to Kenneth E. Kurtzman, Chief Executive Officer and director, in connection with Mr. Kurtzman's exercise of an option to purchase 1,852,500 shares of common stock. Mr. Kurtzman issued a promissory note to us bearing interest at the rate of 5.22% per annum that is secured by a pledge of the shares acquired and is payable in full by May 2004.



     J. Robert Shaw, the Chairman of the Board of Ashford.com and one of our founders, is the President and Chief Executive Officer of Synergy Development Corp., an information-technology consulting firm that provides equipment and services to online commerce companies. In addition, James H. Whitcomb, Jr., our President, Chief Operating Officer and one of our directors, is also a director of Synergy Development Corp. In March 1998, we issued 3,111,250 shares of common stock to Mr. Shaw and 90,250 shares of common stock to Synergy in consideration for services provided to Ashford.com in connection with its formation. We purchase computer equipment, receive consulting services and rent certain office space at prices and terms that we believe are equivalent to those available to and transacted with unrelated parties. During the period from inception, March 6, 1998, through March 31, 1999, charges for consulting services and office rent, and payments for computer equipment to Synergy totaled $172,848.


     Our certificate of incorporation limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, including any circumstances in which indemnification is otherwise discretionary under Delaware law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us to, among other things:


- indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;


- advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

- obtain directors' and officers' insurance if available on reasonable terms.

     We believe that all of these transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to us we could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of July 31, 1999, as adjusted to reflect the sale of the common stock that we are offering under this prospectus, by:

- each stockholder known by us to own more than 5% of our common stock;

- each director;

- Mr. Kurtzman, our Chief Executive Officer, and Mr. Whitcomb, our President and Chief Operating Officer; and

- all directors and executive officers as a group.


                                        SHARES BENEFICIALLY OWNED     SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING(1)         AFTER OFFERING(1)(2)
                                        --------------------------   ---------------------------
                                          NUMBER     PERCENTAGE(3)     NUMBER      PERCENTAGE(3)
                                          ------     -------------     ------      -------------
Kevin Harvey..........................  10,862,177       35.48%       10,862,177        29.47%
  Benchmark Capital Partners II,
  L.P.(4)
Michael Moritz........................   2,491,053        8.14         2,491,053         6.76%
  Entities affiliated with Sequoia
  Capital(5)
Bernard Arnault.......................   2,375,000        7.76         2,375,000         6.44%
  Markas Holding B.V(6)
John P. McNamara......................   2,128,000        6.95         2,128,000         5.77%
  c/o Ashford.com
Jeffrey R. Helms......................   1,662,500        5.43         1,662,500         4.51%
  c/o Ashford.com
J. Robert Shaw........................   3,111,250       10.16         3,111,250         8.44%
Kenneth E. Kurtzman...................   1,852,500        6.05         1,852,500         5.03%
James H. Whitcomb, Jr. ...............   3,111,250       10.16         3,111,250         8.44%
All directors and executive officers
  as a group (9 persons)(7)...........  18,942,126       61.87        18,942,126        51.38%


---------------

 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities.

(2) Assumes no exercise of the underwriters' over-allotment option. See "Underwriting".


(3) The number of shares of common stock deemed outstanding prior to this offering includes the shares issuable pursuant to stock options and warrants that may be exercised within 60 days after June 30, 1999. Shares issuable pursuant to stock options and warrants are deemed outstanding for computing the percentage of the person holding these options but are not outstanding for computing the percentage of any other person. The number of shares of common stock outstanding after this offering includes the 6,250,000 shares of common stock we are offering in this offering.



(4) Consists of shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Kevin R. Harvey is a general partner of the general partner of the Benchmark entities and is a director of Ashford.com. He disclaims beneficial ownership of the shares held by the entities except to the extent of his proportionate interest therein. The address for Mr. Harvey and the Benchmark entities is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.



(5) Includes 903,056 shares held by Sequoia Capital VIII, 11,457 shares held by Sequoia International Technology Partners VIII, 59,784 shares held by Sequoia International Technology(q), 19,931 shares held by CMS Partners LLC, 2,195 shares held by Sequoia 1997, 1,484,185 shares held by Sequoia Capital Franchise Fund and 10,445 shares held by Sequoia Capital Franchise Partners. Mr. Moritz may be deemed to share the power to direct the voting and disposition of all of the shares held by these entities, and he disclaims beneficial interest of such shares. The address for each of these entities and for Mr. Moritz is 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, California 94025.



(6) Mr. Arnault may be deemed to share the power to direct the voting and disposition of all of the shares held by Markas Holding B.V., and he disclaims beneficial interest of such shares. The address for Markas Holding B.V. and for Mr. Arnault is Locatellikade, 1, Parnassustoren 1076 AZ Amsterdam, The Netherlands.



(7) Includes options to purchase 4,949 shares held by an executive officer not named in this table which will be exercisable within 60 days of July 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of undesignated preferred stock, $.001 par value.


COMMON STOCK


     As of July 31, 1999, we had 30,614,429 shares of common stock outstanding, held of record by approximately 30 stockholders, assuming the conversion of all outstanding shares of preferred stock into common stock. In addition, as of June 30, 1999, there were 2,934,809 shares of common stock subject to outstanding options. When this offering is completed, there will be 36,864,429 shares of common stock outstanding, assuming no exercise of the underwriter's over-allotment option or additional exercise of outstanding options.


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy". In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

     As of July 9, 1999, we had three series of preferred stock: Series A, Series B, and Series C preferred stock. Each series of preferred stock has the rights, preferences and privileges described in our current certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus forms a part. As of July 31, 1999, the number of outstanding shares for each series of our preferred stock was:


- 9,500,000 shares of Series A preferred stock;



- 7,148,750 shares of Series B preferred stock; and



- 1,425,679 shares of Series C preferred stock.



     Upon the closing of the offering, all outstanding shares of our preferred stock will be converted on a share-by-share basis into 18,074,429 shares of common stock. Thereafter, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each preferred stock series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.


REGISTRATION RIGHTS


     The holders of the 18,074,429 shares of preferred stock, or the registrable securities, are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of these registrable securities. These registration rights include the following:


- The holders of at least 50% of the then outstanding registrable securities may require, on two occasions beginning 180 days after the date of this prospectus, that we use our reasonable best efforts to register the registrable securities for public resale.

- If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

- The holders of at least 30% of the then outstanding registrable securities may require us to register all or a portion of their registrable securities on Form S-3 when use of that form becomes available to us, provided that the proposed aggregate selling price is at least $1,000,000.

     We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on the date five years following the closing of this offering, or, with respect to each holder of registrable securities, at the time that the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

     Provisions of Delaware law and our certificate of incorporation and by-laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Ashford.com to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because negotiation could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

- the Board of Directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

- when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

- on or subsequent to the date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

     A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.


     Our certificate of incorporation and by-laws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C. The transfer agent's address is 2323 Bryan Street, Suite 2300, Dallas, Texas 75201 and telephone number is (214) 965-2232.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.


     Upon completion of the offering, we will have 36,864,429 outstanding shares of common stock and options to purchase 2,934,811 shares of common stock, assuming no additional option grants or exercises after June 30, 1999. Of these shares, the 6,250,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.



     The remaining 30,614,429 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of restricted shares for sale, could adversely affect the market price of the common stock.


     Our directors, officers and security holders have entered into lock-up agreements in connection with this offering. These agreements provide that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus. The shares subject to lock-up agreements may not be sold without the prior written consent of Goldman, Sachs & Co. until these agreements expire, even if the shares are eligible for sale under the provisions of Rules 144, 144(k) and 701. Taking into account the lock-up agreements, and assuming Goldman, Sachs & Co. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

- Beginning on the effective date of this prospectus, the shares sold in the offering will be immediately available for sale in the public market.


- Beginning 180 days after the effective date, approximately 6,227,250 shares will be eligible for sale pursuant to Rule 701, no shares will be eligible for sale pursuant to Rule 144(k), and approximately 24,387,137 additional shares will be eligible for sale from time to time pursuant to Rule 144.


     In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


- one percent of the number of shares of common stock then outstanding, which will equal approximately 368,644 shares immediately after the offering; or


- the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. A person may sell shares under Rule 144(k) and not be subject to the Rule 144 requirements if the person has not been our affiliate at anytime during the three months preceding a sale and has beneficially owned the shares proposed to be sold for at least two years.


     Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell their shares subject to Rule 144 restrictions. Affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and non-affiliates may sell their Rule 701 shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.



     In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1998 Stock Plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, the shares held by affiliates will still be subject to Rule 144's volume limitation, manner of sale, notice and public information requirements unless they may otherwise be sold under Rule 701. As of June 30, 1999 there were outstanding options for the purchase of 2,934,811 shares of common stock. See "Management -- Stock Plans" and "Description of Capital
Stock -- Registration Rights".

                                 LEGAL MATTERS


     The validity of the issuance of the common stock offered hereby will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Austin, Texas. Members of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP participating in the consideration of legal matters relating to the common stock offered hereby beneficially own 45,149 shares of preferred stock, convertible into our common stock on the closing of this offering. Legal matters in connection with this offering will be passed upon for the underwriters by Fulbright & Jaworski L.L.P., Houston, Texas. Fulbright & Jaworski L.L.P. acts as counsel for Ashford.com from time to time in various matters.


                                    EXPERTS

     The financial statements as of March 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to Ashford.com and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.


     You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission without charge at a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................   F-2
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statements of Stockholders' Equity..........................   F-5
Statements of Cash Flows....................................   F-6
Notes to Financial Statements...............................   F-7

     After the stock split discussed in Note 9 to Ashford.com's financial statements is effected, we expect to be in a position to render the following report.



/s/  Arthur Andersen LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Ashford.com, Inc.:

     We have audited the accompanying balance sheet of Ashford.com, Inc. (the Company), a Delaware corporation, as of March 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from inception (March 6, 1998) through March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ashford.com, Inc. as of March 31, 1999, and the results of its operations and its cash flows for the period from inception (March 6, 1998) through March 31, 1999, in conformity with generally accepted accounting principles.


Houston, Texas

July 9, 1999

                               ASHFORD.COM, INC.

                                 BALANCE SHEETS


                                                                                 PRO FORMA
                                                                               STOCKHOLDERS'
                                                                                  EQUITY
                                                   MARCH 31,      JUNE 30,       JUNE 30,
                                                     1999           1999           1999
                                                  -----------   ------------   -------------
                                                                                (UNAUDITED)
                                                                (UNAUDITED)      (NOTE 5)
ASSETS
Current assets:
  Cash and cash equivalents.....................  $   893,447   $ 24,501,720
  Certificate of deposit........................      100,000        100,000
  Accounts receivable...........................      135,619        177,565
  Merchandise inventory.........................    3,273,112      6,245,814
  Prepaids and other............................      452,760        414,470
                                                  -----------   ------------
          Total current assets..................    4,854,938     31,439,569
Property and equipment, net of accumulated
  depreciation of $48,595 and $109,222 at March
  31, 1999 and June 30, 1999, respectively......      253,258        529,517
Other assets....................................           --        138,458
                                                  -----------   ------------
          Total assets..........................  $ 5,108,196   $ 32,107,544
                                                  ===========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................  $   976,513   $  1,514,327
  Accrued liabilities...........................      322,303        279,929
  Note payable..................................    1,000,000             --
                                                  -----------   ------------
          Total current liabilities.............    2,298,816      1,794,256
                                                  -----------   ------------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value, 19,166,250
     shares authorized, 9,500,000, 16,648,750
     and No shares issued and outstanding at
     March 31, 1999, June 30, 1999 and Pro Forma
     June 30, 1999, respectively................        9,500         16,649   $         --
  Common stock, $.001 par value, 54,150,000
     shares authorized, 10,687,500, 12,540,000
     and 29,188,750 shares issued and
     outstanding at March 31, 1999, June 30,
     1999 and Pro Forma June 30, 1999,
     respectively...............................       10,688         12,540         29,189
  Additional paid-in capital....................    4,467,462     51,427,996     51,427,996
  Subscription receivable.......................           --       (780,000)      (780,000)
  Deferred compensation.........................     (414,000)   (15,922,002)   (15,922,002)
  Accumulated deficit...........................   (1,264,270)    (4,441,895)    (4,441,895)
                                                  -----------   ------------   ------------
          Total stockholders' equity............    2,809,380     30,313,288   $ 30,313,288
                                                  -----------   ------------   ------------
          Total liabilities and stockholders'
            equity..............................  $ 5,108,196   $ 32,107,544
                                                  ===========   ============


   The accompanying notes are an integral part of these financial statements.

                               ASHFORD.COM, INC.

                            STATEMENTS OF OPERATIONS


                                                       PERIOD FROM
                                                        INCEPTION
                                                        (MARCH 6,        THREE MONTHS ENDED
                                                          1998)               JUNE 30,
                                                         THROUGH       ----------------------
                                                      MARCH 31, 1999     1998        1999
                                                      --------------   --------   -----------
                                                                            (UNAUDITED)

Net sales...........................................   $ 5,937,555     $296,073   $ 3,623,414
Cost of sales.......................................     5,109,610      279,896     2,997,348
                                                       -----------     --------   -----------
Gross profit........................................       827,945       16,177       626,066
Operating expenses:
  Marketing and sales...............................     1,013,007       23,141     2,400,616
  General and administrative........................     1,086,356       91,204     1,705,289
                                                       -----------     --------   -----------
          Total operating expenses..................     2,099,363      114,345     4,105,905
                                                       -----------     --------   -----------
Loss from operations................................    (1,271,418)     (98,168)   (3,479,839)
Interest income.....................................        13,189           --       305,122
Interest expense....................................        (6,041)          --        (2,908)
                                                       -----------     --------   -----------
Net loss............................................   $(1,264,270)    $(98,168)  $(3,177,625)
                                                       ===========     ========   ===========
Net loss per share, basic and diluted...............   $     (0.12)    $  (0.01)  $     (0.27)
                                                       ===========     ========   ===========
Pro forma net loss per share, basic and diluted.....   $     (0.10)    $  (0.01)  $     (0.12)
                                                       ===========     ========   ===========
Shares used to compute net loss per share:
  Basic and diluted.................................    10,396,596     10,687,500  11,603,571
  Pro forma basic and diluted.......................    13,263,606     10,687,500  26,995,400


   The accompanying notes are an integral part of these financial statements.

                               ASHFORD.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                         PREFERRED STOCK          COMMON STOCK
                                       --------------------   --------------------   ADDITIONAL
                                                      PAR                    PAR       PAID-IN     SUBSCRIPTION     DEFERRED
                                         SHARES      VALUE      SHARES      VALUE      CAPITAL      RECEIVABLE    COMPENSATION
                                         ------      -----      ------      -----    ----------    ------------   ------------
Balance at inception, March 6,
 1998................................          --   $    --           --   $    --   $        --    $      --     $        --
 Issuance of common stock for cash
   upon formation on March 6, 1998...          --        --    6,312,750     6,313        (4,722)          --              --
 Issuance of common stock for
   services in April 1998............          --        --    4,374,750     4,375        50,184           --              --
 Issuance of Series A preferred stock
   in exchange for cash and
   conversion of note payable on
   December 4, 1998..................   9,500,000     9,500           --        --     3,990,500           --              --
 Deferred compensation related to
   grants of options to purchase
   common stock......................          --        --           --        --       431,500           --        (431,500)
 Amortization of deferred
   compensation......................          --        --           --        --            --           --          17,500
 Net loss............................          --        --           --        --            --           --              --
                                       ----------   -------   ----------   -------   -----------    ---------     ------------
Balance at March 31, 1999............   9,500,000     9,500   10,687,500    10,688     4,467,462           --        (414,000)
 Issuance of Series B preferred stock
   in exchange for cash and
   conversion of note payable on
   April 17, 1999 (unaudited)........   7,148,750     7,149           --        --    30,082,472           --              --
 Deferred compensation related to
   grants of options to purchase
   common stock (unaudited)..........          --        --           --        --    16,099,914           --     (16,099,914)
 Amortization of deferred
   compensation (unaudited)..........          --        --           --        --            --           --         591,912
 Officer exercise of options to
   purchase common stock pursuant to
   note receivable (unaudited).......          --        --    1,852,500     1,852       778,148     (780,000)             --
 Net loss (unaudited)................          --        --           --        --            --           --              --
                                       ----------   -------   ----------   -------   -----------    ---------     ------------
Balance at June 30, 1999
 (unaudited).........................  16,648,750   $16,649   12,540,000   $12,540   $51,427,996    $(780,000)    $(15,922,002)
                                       ==========   =======   ==========   =======   ===========    =========     ============


                                                         TOTAL
                                       ACCUMULATED   STOCKHOLDERS'
                                         DEFICIT        EQUITY
                                       -----------   -------------
Balance at inception, March 6,
 1998................................  $       --     $        --
 Issuance of common stock for cash
   upon formation on March 6, 1998...          --           1,591
 Issuance of common stock for
   services in April 1998............          --          54,559
 Issuance of Series A preferred stock
   in exchange for cash and
   conversion of note payable on
   December 4, 1998..................          --       4,000,000
 Deferred compensation related to
   grants of options to purchase
   common stock......................          --              --
 Amortization of deferred
   compensation......................          --          17,500
 Net loss............................  (1,264,270)     (1,264,270)
                                       -----------    -----------
Balance at March 31, 1999............  (1,264,270)      2,809,380
 Issuance of Series B preferred stock
   in exchange for cash and
   conversion of note payable on
   April 17, 1999 (unaudited)........          --      30,089,621
 Deferred compensation related to
   grants of options to purchase
   common stock (unaudited)..........          --              --
 Amortization of deferred
   compensation (unaudited)..........          --         591,912
 Officer exercise of options to
   purchase common stock pursuant to
   note receivable (unaudited).......          --              --
 Net loss (unaudited)................  (3,177,625)     (3,177,625)
                                       -----------    -----------
Balance at June 30, 1999
 (unaudited).........................  $(4,441,895)   $30,313,288
                                       ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                               ASHFORD.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                 PERIOD FROM
                                                  INCEPTION          THREE MONTHS ENDED
                                               (MARCH 6, 1998)            JUNE 30,
                                                   THROUGH        ------------------------
                                                MARCH 31, 1999      1998          1999
                                               ---------------    ---------    -----------
                                                                        (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...................................    $(1,264,270)     $ (98,168)   $(3,177,625)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation............................         48,595             --         60,627
     Amortization of deferred compensation
       related to common stock options.......         17,500             --        591,912
     Compensation expense related to issuance
       of common stock.......................         53,900         53,900             --
     Changes in assets and liabilities:
       Accounts receivable...................       (135,619)            --        (41,946)
       Merchandise inventory.................     (3,273,112)      (134,913)    (2,972,702)
       Prepaids and other....................       (452,760)        (3,235)        38,290
       Other assets..........................             --             --        (38,458)
       Accounts payable......................        976,513        167,468        537,814
       Accrued liabilities...................        322,303         45,644       (152,753)
                                                 -----------      ---------    -----------
          Net cash provided by (used in)
            operating activities.............     (3,706,950)        30,696     (5,154,841)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........       (301,853)        (6,806)      (336,886)
  Certificate of deposit.....................       (100,000)            --             --
                                                 -----------      ---------    -----------
          Net cash used in investing
            activities.......................       (401,853)        (6,806)      (336,886)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock...................          2,250          2,250             --
  Issuance of Series A preferred stock.......      3,245,000             --             --
  Issuance of Series B preferred stock.......             --             --     29,100,000
  Proceeds from notes payable................      1,755,000             --             --
                                                 -----------      ---------    -----------
          Net cash provided by financing
            activities.......................      5,002,250          2,250     29,100,000
                                                 -----------      ---------    -----------
  Net increase in cash and cash
     equivalents.............................        893,447         26,140     23,608,273
CASH AND CASH EQUIVALENTS:
  Beginning of period........................             --             --        893,447
                                                 -----------      ---------    -----------
  End of period..............................    $   893,447      $  26,140    $24,501,720
                                                 ===========      =========    ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Issuance of preferred stock upon conversion
     of note payable.........................    $   755,000      $      --    $ 1,000,000

   The accompanying notes are an integral part of these financial statements.

                               ASHFORD.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999
             INCLUDING AMOUNTS RELATED TO UNAUDITED INTERIM PERIODS

1. OPERATIONS AND ORGANIZATION OF BUSINESS

BACKGROUND


     Ashford.com, Inc. formerly NewWatch Company, is a Delaware corporation which was incorporated on March 6, 1998, but did not commence operations until April 1998. Ashford.com is engaged in the distribution of premium new and vintage watches and other luxury and premium products primarily through online sales. Ashford.com has emerged as a leading online commerce retailer in the watch category, providing one of the industry's largest selections of watches. Payment for substantially all of Ashford.com's sales are made through third-party credit cards.



     Ashford.com has experienced negative cash flows from operations and has incurred a net loss for the period from inception, March 6, 1998, through March 31, 1999. Ashford.com has funded its activities to date primarily from equity financings. Ashford.com may continue to incur losses, and there can be no assurance that Ashford.com will attain successful operations. The business activities in which Ashford.com is engaged involve a high degree of risk, and future success is dependent upon a number of factors which include, among others, generating sufficient revenues, attracting and retaining key personnel and consultants, expanding and maintaining a supply of products and successfully developing sales and marketing operations.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated balance sheet as of June 30, 1999, the consolidated statements of operations and cash flows for the three months ended June 30, 1998 and 1999 and the consolidated statement of stockholders' equity for the three months ended June 30, 1999 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the interim periods. Results for the three months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending March 31, 2000.

ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires Ashford.com's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


REVENUE RECOGNITION

     Revenue is recognized on sales of merchandise held for sale when the product is sold and shipped, net of estimated returns.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less.

                               ASHFORD.COM, INC.

CERTIFICATE OF DEPOSIT


     A certificate of deposit was issued to Ashford.com in January 1999 for the purpose of securing Ashford.com's account with a bank. The certificate of deposit will remain pledged to the bank until its final maturity in January 2000.


MERCHANDISE INVENTORY


     Inventory consists of merchandise held for sale, principally watches and watch accessories, and is stated at the lower of cost or market. Ashford.com uses the first-in, first-out (FIFO) method of determining cost of inventory obtained directly from manufacturers. For inventory obtained from brokers, cost is determined principally using the average cost method. Ashford.com evaluates the market value of its inventory quarterly based on known market prices available directly from manufacturers and key suppliers. Inventory balances are reviewed monthly for slow moving or obsolete inventories.


ADVERTISING COSTS


     The costs of advertising are expensed as incurred as no direct-response advertising has been incurred. Through March 31, 1999, Ashford.com incurred advertising expense of approximately $694,000.


TECHNOLOGY AND DEVELOPMENT COSTS

     Technology and development costs consist principally of payroll and related expenses for development, systems and telecommunications operations personnel and consultants. Through March 31, 1999, approximately $129,000 in development costs have been expensed as incurred as general and administrative expenses.

START-UP COSTS


     In accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) No. 98-5, Ashford.com has expensed all start-up costs, including organization costs, as incurred.


WARRANTY


     Ashford.com guarantees its watches to be genuine, in new condition and free from defects for a period of at least two years. If Ashford.com is an authorized agent or service center for the manufacturer, it will extend the original manufacturer's warranty for a period of two years. Ashford.com estimates future warranty costs not covered by the original manufacturer's warranty. Warranty expense is accrued at the date revenue is recognized on the sale of merchandise held for sale. Through March 31, 1999, Ashford.com has recorded warranty expense of approximately $40,000.


INCOME TAXES


     Ashford.com is a C corporation for U.S. federal income tax purposes and uses the liability method in accounting for income taxes. Under this method, deferred taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance has been established where necessary to reduce

                               ASHFORD.COM, INC.

deferred tax assets to the amount more likely than not expected to be realized in future tax returns.

COMPREHENSIVE INCOME


     Ashford.com has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, Ashford.com has not engaged in transactions that are required to be reported in comprehensive income.


STOCK-BASED COMPENSATION


     SFAS No. 123, "Accounting for Stock-Based Compensation", establishes a fair value-based method of accounting for stock-based compensation plans. SFAS No. 123 allows Ashford.com to adopt one of two methods for accounting for stock options. Ashford.com has elected the method that requires disclosure only of stock-based compensation. Because of this election, Ashford.com accounts for its employee stock-based compensation plans under Accounting Principles Board (APB) Opinion No. 25 and the related interpretations. Accordingly, deferred compensation is recorded for stock-based compensation grants based on the excess of the estimated fair value of the common stock on the measurement date over the exercise price. The deferred compensation is amortized over the vesting period of each unit of stock-based compensation grant. If the exercise price of the stock-based compensation grants is equal to the estimated fair value of Ashford.com's stock on the date of grant, no compensation expense is recorded.


NET LOSS PER SHARE

     Net loss per share is computed using the weighted average number of shares of common stock outstanding. Shares associated with stock options and the convertible preferred stock are not included because they are antidilutive.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)


     Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of outstanding preferred stock into shares of Ashford.com's common stock effective upon the closing of Ashford.com's initial public offering as if such conversion occurred on the dates of original issuance.

                               ASHFORD.COM, INC.

     The following table sets forth the computation of basic and dilutive, and pro forma basic and dilutive, net loss per share for the respective periods:


                                                     PERIOD FROM
                                                      INCEPTION          THREE MONTHS ENDED
                                                   (MARCH 6, 1998)            JUNE 30,
                                                       THROUGH        -------------------------
                                                    MARCH 31, 1999       1998          1999
                                                   ----------------   ----------    -----------
Numerator:
  Net Loss.......................................    $(1,264,270)     $  (98,168)   $(3,177,625)
                                                     ===========      ==========    ===========
Denominator:
  Weighted average common shares.................     10,396,596      10,687,500     11,603,571
                                                     ===========      ==========    ===========
  Denominator for basic and diluted
     calculation.................................     10,396,596      10,687,500     11,603,571
  Weighted average effect of pro forma
     securities:
     Series A preferred stock....................      2,867,010              --      9,500,000
     Series B preferred stock....................             --              --      5,891,829
                                                     -----------      ----------    -----------
  Denominator for pro forma basic and diluted
     calculation.................................     13,263,606      10,687,500     26,995,400
                                                     ===========      ==========    ===========
Net loss per share:
  Basic and diluted..............................    $     (0.12)     $    (0.01)   $     (0.27)
                                                     ===========      ==========    ===========
  Pro forma basic and diluted....................    $     (0.10)     $    (0.01)   $     (0.12)
                                                     ===========      ==========    ===========


3. PROPERTY AND EQUIPMENT

     Property and equipment is stated at original cost and includes primarily computer equipment, office equipment and leasehold improvements. Depreciation is provided based on the straight-line method over the estimated useful lives of the respective assets, generally three years to five years for computer and office equipment. Leasehold improvements are amortized over six months, the estimated useful lives of the improvements. Repair and maintenance costs are charged to expense as incurred. Property and equipment consists of the following:

                                                              MARCH 31,     JUNE 30,
                                                                1999          1999
                                                              ---------    -----------
                                                                           (UNAUDITED)
Computer and office equipment...............................  $255,599      $ 592,485
Leasehold improvements......................................    46,254         46,254
                                                              --------      ---------
                                                               301,853        638,739
Less -- Accumulated depreciation............................   (48,595)      (109,222)
                                                              --------      ---------
          Property and equipment, net.......................  $253,258      $ 529,517
                                                              ========      =========


4. NOTE PAYABLE



     In March 1999, Ashford.com received $1.0 million cash from a stockholder, in exchange for a note payable bearing interest at an annual rate of 6%. The note payable had a maturity date of June 1999. The note payable was converted into preferred stock in April 1999 (see Note 5). In management's opinion, the terms of this note and its subsequent conversion were at arms length.

                               ASHFORD.COM, INC.

5. STOCKHOLDERS' EQUITY



     In April 1999, Ashford.com increased the number of authorized shares of its common and preferred stock to 54,150,000 shares and 17,100,000 shares, respectively, each with a par value of $.001 per share. In addition, 7,600,000 shares of Ashford.com's preferred stock was designated as Series B preferred stock.


SERIES A AND SERIES B PREFERRED STOCK


     In December 1998, Ashford.com entered into a stock purchase agreement with an investor whereby Ashford.com issued 9,500,000 shares of Series A preferred stock in exchange for approximately $3,245,000 in cash and conversion of a $755,000 note payable, including accrued interest. The holder of the Series A preferred stock is entitled to receive dividends, prior and in preference to any declaration or payment of dividends on the common stock, at the rate of $0.03 per share per annum, or, if greater, an amount equal to that paid on any other outstanding shares of Ashford.com. The dividends are not cumulative, and the holder can waive any dividend preference.



     In the event of any liquidation, dissolution or winding up of Ashford.com, the holder of the Series A preferred stock is entitled to receive, prior and in preference to any distribution to the holders of common stock, an amount per share equal to the sum of $0.42 and declared but unpaid dividends on such share.



     Each share of Series A preferred stock is convertible, at the option of the holder, into common stock on a share-for-share basis. Each share of preferred stock automatically converts to common stock upon Ashford.com's sale of its common stock in a firm commitment underwritten public offering. The conversion feature is adjusted for certain dilutive issuances, splits and combinations of common stock so that the number of shares of common stock issuable upon conversion is increased or decreased in proportion to any increase or decrease in the aggregate shares of common stock outstanding.



     As long as at least a majority of the shares of Series A preferred stock originally issued remain outstanding, the holders are entitled to elect two directors of Ashford.com at each annual election of directors.



     In April 1999, Ashford.com entered into a stock purchase agreement with five investors whereby Ashford.com issued 7,148,750 shares of Series B preferred stock in exchange for approximately $29.1 million in cash and conversion of a $1.0 million note payable, including accrued interest. The terms of the Series B preferred stock purchase agreement are substantially the same as those of the Series A preferred stock purchase agreement, except the holders of Series B preferred stock are entitled to receive dividends at the rate of $0.34 per share per annum, a liquidation preference of $4.21 per share and are not entitled to elect a specified number of directors of Ashford.com at each annual election of directors.



PRO FORMA STOCKHOLDERS' EQUITY INFORMATION



     As discussed in Note 9, Ashford.com filed a registration statement which upon its effectiveness, the preferred stock would convert into common stock. The accompanying balance sheet includes an unaudited pro forma stockholders' equity as of June 30, 1999 which assumes the conversion of outstanding preferred stock into common stock.

                               ASHFORD.COM, INC.

COMMON STOCK


     The holders of the common stock are entitled to receive dividends when and as declared by the Board of Directors. Upon the liquidation, dissolution or winding up of Ashford.com, all of the remaining assets of Ashford.com available for distribution after that required for holders of Series A preferred stock shall be distributed among the holders of common stock pro rata based on the number of shares held by each. The common stock is not redeemable. The holders of outstanding common stock are entitled to elect two directors of Ashford.com at each annual election of directors.



     On December 4, 1998, Ashford.com entered into an agreement with certain existing stockholding employees whereby the employees agreed to allow 5,957,099 shares of previously issued common stock to be subject to certain restrictions (Restricted Stock). The restrictions provide Ashford.com with the right, but not the obligation, to repurchase any unvested shares of Restricted Stock upon termination of employment. Under this agreement, one holder's Restricted Stock, representing 1,895,849 shares, vests ratably over a 39-month service period. Of the other holders' Restricted Stock, 1,015,313 shares vested on March 6, 1999; the remaining shares vest ratably over a 36-month service period. During fiscal 1999, restrictions on 1,268,929 lapsed into unrestricted common stock. With the exception of the vesting period, holders of Restricted Stock retain all the rights of common stock stockholders including voting, dividend and liquidation rights. The remaining 4,688,169 shares subject to restrictions are included in outstanding common stock in the accompanying balance sheet at March 31, 1999.


STOCK OPTIONS


     In April 1998, Ashford.com adopted an incentive compensation plan (the 1998 Stock Incentive Plan) which provides the ability to grant incentive stock options, nonqualified stock options and restricted stock. The 1998 Stock Incentive Plan is administered by the Board of Directors of Ashford.com, which has the authority to determine the option recipients, the number of shares subject to each option grant, the term of the grants, the exercise price and the vesting schedule. Ashford.com may grant a total of 8,649,750 shares of options and Restricted Stock under the 1998 Stock Incentive Plan, as amended. Through March 31, 1999, 4,374,750 shares of Restricted Stock have been issued under the 1998 Stock Incentive Plan.



     Pursuant to the provisions of SFAS No. 123 applicable to nonpublic entities, Ashford.com computed the fair value of options granted during fiscal 1999 using the minimum value method. Significant weighted average assumptions used to estimate fair value include a risk-free interest rate of 5.6 percent, expected lives of 10 years and no expected dividends. Had compensation expense been determined consistent with the provisions of SFAS No. 123, Ashford.com's net loss for the period ended March 31, 1999, would have been increased to the following pro forma amount:


Net loss:
  As reported...............................................  $(1,264,270)
  Pro forma.................................................   (1,272,900)


     Stock option activity during the period from inception, March 6, 1998, through March 31, 1999, includes the grants of 1,258,750 shares of common stock at exercise prices of $0.05 per share issued to employees of Ashford.com. The options granted to these individuals generally vest over a period of four years. The options expire 10 years from the date of grant if not exercised. Ashford.com recorded $431,500 in deferred compensation relating to these options for the excess of the deemed fair value of the common stock on the date of grant over the exercise

                               ASHFORD.COM, INC.

price. The fair value of the common stock on the date of grant was determined based upon valuations in relation to recent preferred stock financings and an independent appraisal. The deferred compensation is being amortized over the vesting period of the options. Of those shares granted, 190 shares were canceled during the period from inception, March 6, 1998, through March 31, 1999, and 51,956 shares were exercisable as of March 31, 1999.



     As of March 31, 1999, 3,016,440 shares of common stock were available for grant under the 1998 Stock Incentive Plan, as amended.



     From April 1, 1999 through June 30, 1999, Ashford.com granted options to purchase 3,532,264 shares of common stock at exercise prices of $0.43 per share to employees and consultants, of which 1,679,764 were granted pursuant to the 1998 Stock Incentive Plan. The options granted to these individuals vest over a period of four years. The options expire 10 years from the date of grant if not exercised. Ashford.com will record approximately $16.1 million in deferred compensation during fiscal 2000 relating to these options for the excess of the estimated fair value of the common stock on the date of grant over the exercise price. The fair value of the common stock on the date of grant was determined based upon valuations in relation to recent preferred stock financings and an independent appraisal. The deferred compensation will be amortized over the four-year vesting period of the options. During the quarter ended June 30, 1999, Ashford.com recognized $591,912 in compensation expense related to these options.


EMPLOYEE LOAN


     In May 1999, Ashford.com entered into a $780,000 full-recourse promissory note with its Chief Executive Officer, in connection with the exercise of options to purchase 1,852,500 shares of common stock. The note bears interest at the rate of 5% per annum, is secured by a pledge of the shares acquired and is payable in full by May 2004.



6. INCOME TAXES


     Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting and tax purposes primarily as a result of different treatments of start-up costs. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities and consisted of the following components as of March 31, 1999:

                                                               MARCH 31, 1999
                                                               --------------
Deferred tax assets:
  Net operating loss carryforward...........................     $ 592,146
  Capitalized start-up costs for tax purposes...............        14,661
  Accruals and reserves.....................................        10,200
  Other.....................................................         7,693
                                                                 ---------
  Total deferred tax assets.................................       624,700

Deferred tax liabilities:
  Prepaids and other........................................      (129,545)
                                                                 ---------
  Total deferred tax liabilities............................      (129,545)
  Valuation allowance.......................................      (495,155)
                                                                 ---------
  Deferred tax assets, net..................................     $      --
                                                                 =========


     Due to the uncertainty surrounding the realization of these assets, a valuation allowance has been provided to fully offset the deferred tax assets. As of March 31, 1999, Ashford.com had a

                               ASHFORD.COM, INC.

net operating loss carryforward of approximately $1.7 million, which may be used to offset taxable income in future years. The net operating loss carryforward will begin to expire in Ashford.com's fiscal year 2014. A change in control, as defined by federal income tax regulations, could significantly limit Ashford.com's ability to utilize its carryforwards.



7. RELATED-PARTY TRANSACTIONS


     Certain key members of management and the board of Ashford.com are stockholders of a company from which Ashford.com purchases computer equipment, receives consulting services and rents certain office space at prices and terms that management believes are equivalent to those available to and transacted with unrelated parties. During the period from inception, March 6, 1998, through March 31, 1999, charges for consulting services and office rent, and payments for computer equipment to this related party totaled $172,848.


8. COMMITMENTS AND CONTINGENCIES


LEASES

     There were no amounts charged to expense for the period from inception (March 6, 1998) through March 31, 1999, pursuant to noncancelable and month-to-month operating leases. Rent expense through March 31, 1999, was approximately $47,000.


     Ashford.com has entered into various leases for equipment used in its operations, which expire at various dates through 2002. Future minimum lease payments relating to noncancelable operating leases are as follows for the year ending March 31:


2000........................................................  $2,160
2001........................................................   2,160
2002........................................................     360
                                                              ------
                                                              $4,680
                                                              ======

401(k) PLAN


     Effective February 1, 1999, Ashford.com established a defined contribution 401(k) plan. Employees eligible to join the plan are those 21 years of age or older and have a minimum of 1,000 hours of service within a 12-month period after their date of hire. Eligible employees may enter the plan on the effective date and thereafter on any January 1 or July 1. The service requirement is waived for those employed on the effective date. Ashford.com does not contribute to the plan.


EMPLOYMENT AGREEMENTS


     Ashford.com has entered into employment agreements with each of its employees. Either party may terminate such employment agreement at any time. The employment agreements provide for employees to receive the compensation and benefits offered to and accepted by them. The employment agreements also provide Ashford.com with protection for its trade secrets, intellectual property rights and other confidential information.


ADVERTISING AGREEMENT


     In February 1999, Ashford.com entered into a 12-month advertising and promotion agreement with an Internet search engine company, which is being expensed ratably over the period of the agreement. Ashford.com is obligated to pay a $1,274,000 fee, of which $550,000 was paid upon execution of the agreement. The remaining balance is due in certain installment payments ending in November 1999.

                               ASHFORD.COM, INC.

OTHER MATTERS


     From time to time, Ashford.com is a party to various claims and legal proceedings generally incidental to its business. Although the ultimate disposition of these matters is not presently determinable, management does not believe that ultimate settlement of any or all of such matters will have a material adverse effect upon the financial condition or results of operations of Ashford.com.



9. SUBSEQUENT EVENTS (UNAUDITED)


STOCK OPTION GRANTS


     Ashford.com granted 450,340 options from July 1, 1999 through August 22, 1999, for which additional deferred compensation of approximately $2.5 million will be recorded and amortized over the applicable vesting periods.


1999 EQUITY INCENTIVE PLAN


     In July 1999, Ashford.com adopted an incentive compensation plan (the 1999 Equity Incentive Plan) which provides the ability to award incentive stock options, nonqualified stock options, restricted stock, stock units and stock appreciation rights. The 1999 Equity Incentive Plan is administered by the Board of Directors of Ashford.com , which has the authority to determine the type, number, vesting requirements and other features and conditions of such awards. The aggregate number of awards shall not exceed 2,375,000 shares of common stock. The 1999 Equity Incentive Plan allows for annual increases of the lesser of 5% of the total number of shares of common stock then outstanding or 1,900,000 shares of common stock.


PREFERRED STOCK FINANCING


     In July 1999, Ashford.com increased the number of authorized shares of its preferred stock to 19,166,250 shares with a par value of $.001 per share. In addition, 2,066,250 shares of Ashford.com's preferred stock was designated as Series C preferred stock. Also in July 1999, Ashford.com entered into a stock purchase agreement with six investors whereby Ashford.com issued 1,425,679 shares of Series C preferred stock in exchange for approximately $16.3 million in cash. The terms of the Series C preferred stock agreement are substantially the same as those of the Series A and Series B preferred stock agreements, except the holders of Series C preferred stock are not entitled to receive dividends, do not have a specified liquidation preference and are not entitled to elect a specified number of directors of Ashford.com at each annual election of directors.


     Had the Series C stock issuances occurred on June 30, 1999, the pro forma effect of the net proceeds would be as follows:


                                                                  JUNE 30, 1999
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
Cash........................................................   $24,502      $40,826
Total assets................................................    32,108       48,432
Accrued liabilities.........................................       280          300
Preferred stock.............................................        16           18
Common stock................................................        13           13
Additional paid-in capital..................................    51,428       67,730
Total stockholders' equity..................................    30,313       46,617

                               ASHFORD.COM, INC.

REGISTRATION WITH SECURITIES AND EXCHANGE COMMISSION


     On July 9, 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting Ashford.com to sell shares of its common stock to the public. In addition, upon the effectiveness of a registration statement, the Board of Directors authorized 950,000 shares of common stock be made available for an employee stock purchase plan.



     In August 1999, Ashford.com's Board of Directors declared a stock split of
4.75 shares for every 1 share of common stock or preferred stock then outstanding. The stock split will become effective at the date Ashford.com's public offering of common stock is closed. Accordingly, the accompanying financial statements and footnotes have been restated to reflect the stock split, including an assumed increase in authorized shares of common stock and preferred stock. The par value of the shares of common stock to be issued in connection with the stock split was credited to common stock and a like amount charged to additional paid-in capital.


LEASE COMMITMENT


     In July 1999, Ashford.com entered into an operating lease for Ashford.com's principal administrative offices and warehouse facilities. The commitment provides for aggregate annual payments of approximately $875,000 through the term of the lease expiring in March 2003.



REVOLVING CREDIT FACILITY



     In August 1999, Ashford.com entered into a revolving credit agreement with a financial institution (the "Revolving Credit Facility"). The Revolving Credit Facility provides for borrowings of up to $5.0 million for working capital needs under a revolving line of credit, the availability of which equals 50% of available merchandise inventory, as defined. The Revolving Credit Facility matures in August 2000 and bears interest at the prime rate. Commitment fees equal to 0.33% per annum are payable on the unused portion of the facility. The Revolving Credit Facility is secured by all of Ashford.com's assets, does not permit the payment of cash dividends and requires Ashford.com to comply with certain earnings, liquidity, tangible net worth and capital expenditure covenants.



ADVERTISING AND PROMOTION AGREEMENTS



     In July 1999, Ashford.com entered into a 22-month advertising and promotion agreement with an Internet service company and, in August 1999, a 12-month advertising and promotion agreement with an Internet search engine company. In connection with these agreements, Ashford.com is obligated to make aggregate initial cash payments of $2.3 million upon execution and additional aggregate cash payments of $3.2 million and $4.3 million during the fiscal years ending March 31, 2000 and March 31, 2001, respectively.



     In August 1999, Ashford.com entered into a 12-month advertising and promotion agreement with a luxury goods brand owner. The agreement provides that Ashford.com will be the exclusive online distributor of products for the brand and will be authorized to use the related trademarks and images in connection with Ashford.com's advertising and promotional activities. The agreement further provides that Ashford.com is obligated to issue the brand owner warrants to purchase 28,500 shares of common stock of Ashford.com for $0.43 per share which are exercisable through August 2004. The warrants vest in equal monthly installments for 12-months from the execution of the agreement. Ashford.com will record approximately $500,000 in deferred marketing expense during fiscal 2000 relating to these warrants for the excess of the estimated

                               ASHFORD.COM, INC.

fair value of the warrants on the date of grant over the purchase price. The fair value of the warrants on the date of grant was determined using the Black-Scholes option pricing model with an estimated fair value utilizing the contemplated initial public offering valuation. The deferred advertising cost will be amortized over the 12-month term of the agreement and vesting period of the warrants.



PURCHASE OPTION AGREEMENT



     In August 1999, Ashford.com entered into an option agreement to purchase an Internet domain name and related trademarks (the "Purchased Assets") from a product information Internet site (the "Option Agreement"). In connection with the Option Agreement, Ashford.com will pay $300,000 in cash upon execution of the Option Agreement for the exclusive right to acquire the Purchased Assets. The Option Agreement expires in November 1999, however, this option period can be extended until January 2000 at the sole discretion of Ashford.com in exchange for an additional payment of $100,000 in cash. Should Ashford.com elect not to exercise its option by January 2000, Ashford.com is obligated to issue the seller 71,250 shares of common stock of Ashford.com and will forfeit any previously made cash payments. In the event that the option is exercised, all previously made cash payments will be applied to the total cash price of the Purchased Assets.

                                  UNDERWRITING


     Ashford.com and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., BancBoston Robertson Stephens Inc., Deutsche Bank Securities Inc. and E*OFFERING Corp. are the representatives of the underwriters.



                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co.........................................
BancBoston Robertson Stephens Inc. .........................
Deutsche Bank Securities Inc. ..............................
E*OFFERING Corp. ...........................................
                                                                 ---------
          Total.............................................     6,250,000
                                                                 =========


                             ---------------------


     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 937,500 shares from Ashford.com to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as on the table above.


     The following table shows the per share and total underwriting discounts and commissions to be paid by the Company to the underwriters. In addition, the table includes certain other items considered by the NASD to be underwriting compensation for purposes of the NASD's Rules of Fair Practice. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.


                                              PER SHARE                   TOTAL
                                         --------------------    ------------------------
                                            No         Full          No           Full
                                         Exercise    Exercise     Exercise      Exercise
          Paid by Ashford.com            --------    --------     --------      --------
Underwriting discounts and
  commissions..........................   $ 0.84      $ 0.84     $5,250,000    $6,037,500
                                          ------      ------     ----------    ----------
Other items............................     .016        .014        101,530       101,530
                                          ------      ------     ----------    ----------
     Total.............................   $ .856      $ .854     $5,351,530    $6,139,030
                                          ======      ======     ==========    ==========



     The Goldman Sachs Group, Inc., the parent of Goldman, Sachs & Co., owns 65,503 shares of Ashford.com Series C preferred stock. All shares of Series C preferred stock will automatically convert into shares of common stock of Ashford.com at the time of this offering. Shares of common stock held by The Goldman Sachs Group, Inc. will be subject to an agreement with the NASD that restricts the sale, transfer, pledge, assignment or hypothecation of such shares for one year from the effective date of this offering. The additional compensation included in the chart above was computed based on the difference in the maximum offering price and $11.45, the price paid for the shares of Series C preferred stock held by The Goldman Sachs Group, Inc.


     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Ashford.com and its directors, officers, employees and other security holders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be negotiated among Ashford.com and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Ashford.com's historical performance, estimates of Ashford.com's business potential and earnings prospects, an assessment of Ashford.com's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Ashford.com has applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "ASFD".

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short-sale covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     The underwriters have reserved for sale, at the initial public offering price, up to 437,500 shares of the common stock offered hereby at the initial offering price to directors, officers, employees and friends of Ashford.com. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.



     Ashford.com estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,200,000.


     Ashford.com has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Seven photographs, from left to right: a pearl necklace, a gold ladies' watch, a cologne bottle, a leather belt, three writing instruments, a leather purse and a mens' watch. The Ashford.com logo appears in the lower right hand corner of the page.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary..................     3
Risk Factors........................     7
Use of Proceeds.....................    21
Dividend Policy.....................    21
Capitalization......................    22
Dilution............................    23
Selected Financial Data.............    24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    25
Business............................    33
Management..........................    45
Related Party Transactions..........    52
Principal Stockholders..............    54
Description of Capital Stock........    55
Shares Eligible for Future Sale.....    58
Legal Matters.......................    60
Experts.............................    60
Additional Information..............    60
Index to Financial Statements.......   F-1
Underwriting........................   U-1


                             ----------------------

     Through and including             , 1999 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                                6,250,000 Shares


                               ASHFORD.COM, INC.

                                  Common Stock

                             ----------------------


                                     [LOGO]


                             ----------------------
                              GOLDMAN, SACHS & CO.

                         BANCBOSTON ROBERTSON STEPHENS

                           DEUTSCHE BANC ALEX. BROWN


                                   E*OFFERING


                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Ashford.com in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.


                                                                AMOUNT TO
                                                                 BE PAID
                                                                ---------
SEC Registration fee........................................    $   27,800
NASD fee....................................................        10,500
Nasdaq National Market initial listing fee..................        17,500
Printing and engraving......................................       185,000
Legal fees and expenses.....................................       350,000
Accounting fees and expenses................................       200,000
Directors and Officers Liability Insurance..................       250,000
Blue sky fees and expenses..................................        10,000
Transfer agent fees.........................................        10,000
Miscellaneous...............................................       139,200
                                                                ----------
          Total.............................................    $1,200,000
                                                                ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of Ashford.com's Amended and Restated Certificate of Incorporation, to be filed in connection with the offering, provides for indemnification of directors to the fullest extent permissible under Delaware law.

     Article VII of Ashford.com's Amended and Restated By-laws provides for the indemnification of officers, directors and third parties acting on behalf of Ashford.com if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of Ashford.com, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     Ashford.com has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Ashford.com's Amended and Restated By-laws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     Delaware law permits Ashford.com to purchase and maintain insurance on behalf of any director, officer, employee or agent of Ashford.com against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Ashford.com would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of Delaware law, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws.

     The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since Ashford.com's inception on March 6, 1998, Ashford.com has sold and issued the following securities:


          (1) On December 4, 1998, Ashford.com issued 9,500,000 shares of Series A preferred stock to one accredited investor for aggregate consideration of approximately $3,245,000 in cash and conversion of a $755,000 note payable. The issuance of the shares of Series A preferred stock was made in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.



          (2) On April 17, 1999, Ashford.com issued 7,148,750 shares of Series B preferred stock to five accredited investors for aggregate consideration of approximately $29,096,000 in cash and conversion of a $1,004,000 note payable. The issuance of the shares of Series B preferred stock was made in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.



          (3) On July 8, 1999, Ashford.com issued 1,425,679 shares of Series C preferred stock to eight accredited investors for aggregate consideration of approximately $16,324,000 in cash. The issuance of the shares of Series C preferred stock was made in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.



          (4) Since inception, Ashford.com has issued an aggregate of 12,540,000 shares of common stock and 4,974,841 options to purchase shares of its common stock to a number of our employees, directors and consultants. These options and direct stock issuances have been issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 under the Securities Act.


     The recipients of securities in Items (1), (2) and (3) described above represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with Ashford.com, to information about Ashford.com.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         1.1**           -- Form of Underwriting Agreement.
         3.1**           -- Amended and Restated Certificate of Incorporation of the
                            Registrant.
         3.2**           -- Form of Amended and Restated Certificate of Incorporation
                            of the Registrant, to be filed after the closing of the
                            offering made pursuant to this Registration Statement.
         3.3**           -- By-laws of the Registrant, as currently in effect.
         3.4**           -- Form of Amended and Restated By-laws of the Registrant to be in effect after the closing of the offering made
                            pursuant to this Registration Statement.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         4.1**           -- Amended and Restated Investor Rights Agreement, dated
                            July 9, 1999, among the Registrant and the investors and
                            founders named therein.
         4.2**           -- Specimen Certificate of the Registrant's common stock.
         4.3             -- See Exhibits 3.1 and 3.2 for provisions of the Company's
                            Amended and Restated Articles of Incorporation defining
                            the rights of the holders of common stock.
         4.4             -- See Exhibits 3.3 and 3.4 for provisions of the Company's
                            By-laws defining the rights of holders of common stock.
         5.1             -- Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                            Hachigian, LLP, counsel to the Registrant.
        10.1**           -- Form of Indemnification Agreement entered into between
                            the Registrant and its directors and officers.
        10.2             -- 1998 Stock Incentive Plan.
        10.3**           -- 1999 Equity Incentive Plan.
        10.4**           -- 1999 Employee Stock Purchase Plan.
        10.5+**          -- Watch Merchant Program Advertising and Promotion
                            Agreement dated February 26, 1999 between the Registrant
                            and Yahoo!, Inc.
        10.6**           -- Office Lease dated July 23, 1999 between the Registrant and Crescent Real Estate Funding III, L.P.
        10.7**           -- Employment Agreement dated May 10, 1999 between the
                            Registrant and Kenneth E. Kurtzman.
        10.8**           -- Employment Agreement dated November 28, 1998 between the
                            Registrant and James H. Whitcomb, Jr.
        10.9+            -- Fashion Accessories Program Advertising and Promotion
                            Agreement dated August 11, 1999 between the Registrant
                            and Yahoo!, Inc.
        10.10+           -- Advertising Agreement dated July 30, 1999 between
                            Registrant and America Online, Inc.
        10.11            -- Credit Agreement dated August 9, 1999 between the
                            Registrant and Chase Bank of Texas, National Association.
        21.1**           -- List of Subsidiaries of the Registrant.
        23.1             -- Consent of Arthur Andersen LLP, independent public
                            accountants.
        23.2             -- Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                            Hachigian, LLP, counsel to the Registrant. Reference is
                            made to Exhibit 5.1.
        24.1**           -- Power of Attorney.
        24.2             -- Power of Attorney signed by Ms. Nicholas.
        27.1**           -- Financial Data Schedule.
        99.1*            -- Consent of International Data Corporation.
        99.2             -- Consent of Data Monitor.
        99.3             -- Consent of Global Industry Analysts.


---------------


 * To be filed by amendment.


** Previously filed.

 + Confidential treatment requested as to certain portions of this exhibit.

(B) FINANCIAL STATEMENT SCHEDULE

     Schedule II -- Valuations and Qualifying accounts.

     Schedules not listed above have been omitted because the information required to be shown therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 24th day of August, 1999.


                                            ASHFORD.COM, INC.

                                            By:  /s/ KENNETH E. KURTZMAN
                                              ----------------------------------
                                                     Kenneth E. Kurtzman
                                                   Chief Executive Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:




                 /s/ J. ROBERT SHAW*                   Chairman of the Board                   August 24, 1999
-----------------------------------------------------
                   J. Robert Shaw

               /s/ KENNETH E. KURTZMAN                 Chief Executive Officer, Director       August 24, 1999
-----------------------------------------------------    (Principal Executive Officer)
                 Kenneth E. Kurtzman

                  /s/ DAVID F. GOW*                    Vice President, Finance and Chief       August 24, 1999
-----------------------------------------------------    Financial Officer (Principal
                    David F. Gow                         Financial and Accounting
                                                         Officer)

             /s/ JAMES H. WHITCOMB, JR.*               President and Chief Operating           August 24, 1999
-----------------------------------------------------    Officer, Director
               James H. Whitcomb, Jr.

                /s/ KEVIN R. HARVEY*                   Director                                August 24, 1999
-----------------------------------------------------
                   Kevin R. Harvey

              /s/ COLOMBE M. NICHOLAS*                 Director                                August 24, 1999
-----------------------------------------------------
                 Colombe M. Nicholas

            *By: /s/ KENNETH E. KURTZMAN
  ------------------------------------------------
                 Kenneth E. Kurtzman
                  Attorney-in-Fact
            Pursuant to Power of Attorney

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited in accordance with generally accepted auditing standards, the financial statements of Ashford.com, Inc. included in this Form S-1 Registration Statement and have issued our report thereon dated July 9, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. This Schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This Schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Houston, Texas
July 9, 1999

                   ASHFORD.COM, INC. -- SCHEDULE II VALUATION
                            AND QUALIFYING ACCOUNTS

                                 MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                                  BALANCE
                                      BALANCE AT THE    AMOUNTS                      AT
                                       BEGINNING OF    CHARGED TO                THE END OF
DESCRIPTION                                YEAR         EXPENSE     DEDUCTIONS      YEAR
-----------                           --------------   ----------   ----------   ----------

March 31, 1999:
  Allowance for Inventory
     Obsolescence...................       $--            $100         $--          $100
  Allowance for Warranty Costs......        --              40          (4)           36

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         1.1**           -- Form of Underwriting Agreement.
         3.1**           -- Amended and Restated Certificate of Incorporation of the
                            Registrant.
         3.2**           -- Form of Amended and Restated Certificate of Incorporation
                            of the Registrant, to be filed after the closing of the
                            offering made pursuant to this Registration Statement.
         3.3**           -- By-laws of the Registrant, as currently in effect.
         3.4**           -- Form of Amended and Restated By-laws of the Registrant to be in effect after the closing of the offering made
                            pursuant to this Registration Statement.
         4.1**           -- Amended and Restated Investor Rights Agreement, dated
                            July 9, 1999, among the Registrant and the investors and
                            founders named therein.
         4.2**           -- Specimen Certificate of the Registrant's common stock.
         4.3             -- See Exhibits 3.1 and 3.2 for provisions of the Company's
                            Amended and Restated Articles of Incorporation defining
                            the rights of the holders of common stock.
         4.4             -- See Exhibits 3.3 and 3.4 for provisions of the Company's
                            By-laws defining the rights of holders of common stock.
         5.1             -- Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                            Hachigian, LLP, counsel to the Registrant.
        10.1**           -- Form of Indemnification Agreement entered into between
                            the Registrant and its directors and officers.
        10.2             -- 1998 Stock Incentive Plan.
        10.3**           -- 1999 Equity Incentive Plan.
        10.4**           -- 1999 Employee Stock Purchase Plan.
        10.5+**          -- Watch Merchant Program Advertising and Promotion
                            Agreement dated February 26, 1999 between the Registrant
                            and Yahoo!, Inc.
        10.6**           -- Office Lease dated July 23, 1999 between the Registrant and Crescent Real Estate Funding III, L.P.
        10.7**           -- Employment Agreement dated May 10, 1999 between the
                            Registrant and Kenneth E. Kurtzman.
        10.8**           -- Employment Agreement dated November 28, 1998 between the
                            Registrant and James H. Whitcomb, Jr.
        10.9+            -- Fashion Accessories Program Advertising and Promotion
                            Agreement dated August 11, 1999 between the Registrant
                            and Yahoo!, Inc.
        10.10+           -- Advertising Agreement dated July 30, 1999 between
                            Registrant and America Online, Inc.
        10.11            -- Credit Agreement dated August 9, 1999 between the
                            Registrant and Chase Bank of Texas, National Association
        21.1**           -- List of Subsidiaries of the Registrant.
        23.1             -- Consent of Arthur Andersen LLP, independent public
                            accountants.
        23.2             -- Consent of Gunderson Dettmer Stough Villeneuve Franklin &
                            Hachigian, LLP, counsel to the Registrant. Reference is
                            made to Exhibit 5.1.
        24.1**           -- Power of Attorney.
        24.2             -- Power of Attorney signed by Ms. Nicholas.
        27.1**           -- Financial Data Schedule.
        99.1*            -- Consent of International Data Corporation.
        99.2             -- Consent of Data Monitor.
        99.3             -- Consent of Global Industry Analysts.


---------------


 * To be filed by amendment.


** Previously filed.

 + Confidential treatment requested as to certain portions of this exhibit.